As filed with the Securities and Exchange Commission on February 11, 2005
                                      An Exhibit List can be found on page II-5.
                                                           Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                            ------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          WALKER FINANCIAL CORPORATION
                 (Name of small business issuer in its charter)

           DELAWARE                            7384                      13-2637172
(State or other Jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)     Identification No.)

                          990 STEWART AVENUE, SUITE 60A
                           GARDEN CITY, NEW YORK 11530
                                 (516) 832-7000
        (Address and telephone number of principal executive offices and principal place of business)

                   MITCHELL S. SEGAL, CHIEF EXECUTIVE OFFICER
                          990 STEWART AVENUE, SUITE 60A
                           GARDEN CITY, NEW YORK 11530
                                 (516) 832-7000
            (Name, address and telephone number of agent for service)

                            ------------------------
                                   Copies to:
                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)
                            ------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

      If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                            ------------------------

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                           PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
          TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
                   TO BE REGISTERED                      REGISTERED(1)         SECURITY               PRICE               FEE
------------------------------------------------------------------------------------------------------------------------------------
Common stock, $.10 par value                               4,436,890          $0.44 (1)           $1,952,231.60         $229.78
Common stock, $.10 par value, issuable upon exercise
of common stock purchase warrants                            955,526          $0.44 (1)           $  420,431.44         $ 49.49
Common stock, $.10 par value, issuable upon exercise
of common stock purchase warrants                             10,760          $6.30 (2)           $   67,788.00         $  7.98
Common stock, $.10 par value, issuable upon exercise
of common stock purchase warrants                             10,760          $7.23 (2)           $   77,794.80         $  9.16
Common stock, $.10 par value, issuable upon exercise
of common stock purchase warrants                             17,860          $4.20 (2)           $   75,012.00         $  8.83
Common stock, $.10 par value, issuable upon exercise
of common stock purchase warrants                            175,000          $0.45 (2)           $   78,750.00         $  9.27
                                                           ---------                                                    -------
          Total:                                           5,606,796                                                    $314.51
------------------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on February 10, 2005, which was $0.44 per share.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933.

                            ------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PRELIMINARY PROSPECTUS            SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2005

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                          WALKER FINANCIAL CORPORATION
                               5,606,796 SHARES OF
                                  COMMON STOCK

      This prospectus relates to the sale of up to 5,606,796 shares of our common stock by selling stockholders, including up to 4,436,890 shares of common stock and up to 1,169,906 shares of common stock issuable upon exercise of common stock purchase warrants. We will not receive proceeds from the sale of our shares by the selling stockholders. o

      Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "WLKF." The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on February 10, 2005, was $.33.

                            ------------------------

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------

      THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is _________ __, 2005.

                               PROSPECTUS SUMMARY

OUR BUSINESS



         We create, provide and market death care financial service products, currently focusing on prearrangement or pre-need products. We have established a worksite and affinity marketing strategy by positioning the prearrangement of death care as a voluntary or contributory benefit for corporations, unions, and affinity groups to offer their employees or members.

         Once a prearrangement sale has been made, there are primarily two ways to fund the purchase. One method is through the purchase of a pre-need insurance policy. This insurance policy is similar to a fixed pay whole life insurance policy with an inflation rider. The policy grows over time and is assigned to the funeral director of the customers' choice to cover the insured's funeral expenses at time of death.

         The second method of funding the prearrangement is by placing monies in trust. With this approach, monies are placed in trust and are professionally money managed. In most instances, upon the individual's death the funeral director receives the trust account to cover the funeral products and services. We are able to offer both of these funding options to our customer base through our two wholly owned subsidiaries, National Preplanning Inc. and American DataSource, Inc.

         For the three months ended September 30, 2004, we generated net sales of $55,586 and had a net loss of $454,459. In addition, for the year ended December 31, 2003, we generated net sales of $1,689,752 and had a net loss of $1,209,460.

         Our principal offices are located at 990 Stewart Avenue, Suite 60A, Garden City, New York 11530, and our telephone number is (516) 832-7000. We are a Delaware corporation.

The Offering

Common stock offered by selling stockholders......................        Up to 5,606,796 shares, including the following:

                                                                          -     4,436,890 shares of common stock issued and
                                                                                outstanding;

                                                                          -     up to 200,000 shares of common stock issuable
                                                                                upon the exercise of common stock purchase
                                                                                warrants at an exercise price of $.15 per share;

                                                                          -     up to 724,063 shares of common stock issuable
                                                                                upon the exercise of common stock purchase
                                                                                warrants at an exercise price of $.28 per share;

                                                                          -     up to 31,463 shares of common stock issuable upon
                                                                                the exercise of common stock purchase warrants at
                                                                                an exercise price of $.35 per share;

                                                                          -     up to 175,000 shares of common stock issuable
                                                                                upon the exercise of common stock purchase
                                                                                warrants at an exercise price of $.45 per share;

                                                                          -     up to 17,860 shares of common stock issuable upon
                                                                                the exercise of common stock purchase warrants at
                                                                                an exercise price of $4.20 per share;

                                                                          -     up to 10,760 shares of common stock issuable upon
                                                                                the exercise of common stock purchase warrants at
                                                                                an exercise price of $6.30 per share; and

                                                                          -     up to 10,760 shares of common stock issuable upon
                                                                                the exercise of common stock purchase warrants at
                                                                                an exercise price of $7.23 per share.


                                                                                This number represents 38.5% of our current
                                                                                outstanding stock.

Common stock to be outstanding after the offering.................        Up to 14,563,008 shares

Use of proceeds...................................................        We will not receive any proceeds from the sale of the
                                                                          common stock.

Over-The-Counter Bulletin Board Symbol............................        WLKF

         The above information regarding common stock to be outstanding after the offering is based on 13,393,102 shares of common stock outstanding as of February 10, 2005 and assumes the exercise of warrants by our selling stockholders.

                                  RISK FACTORS

         This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR BUSINESS:

WE HAVE A HISTORY OF LOSSES WHICH MAY CONTINUE, WHICH MAY NEGATIVELY IMPACT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.

         We incurred a net loss of $1,209,460 for the year ended December 31, 2003. For the three and nine months ended September 30, 2004, we incurred net losses of $454,459 and $1,318,278, respectively. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our net sales. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us. These matters raise substantial doubt about our ability to continue as a going concern.

WE HAVE A LIMITED OPERATING HISTORY WITH WHICH TO JUDGE OUR PERFORMANCE.

         While our company was incorporated in 1967, we only have recently entered into the pre-need death care and employee benefit industry. While our management has been involved in the death care pre-need industry for a number of years, we have only a limited operating history upon which you may evaluate our proposed business and prospects. Our proposed business operations will be subject to numerous risks associated with early stage enterprises. These risks apply particularly to us because the markets for our technology and products are new and rapidly evolving. We cannot assure shareholders that our business strategy will be successful or that we will successfully address these risks. Our failure to do so could materially adversely affect our business, financial condition and operating results.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING OUR BUSINESS OPERATIONS WILL BE HARMED AND IF WE DO OBTAIN ADDITIONAL FINANCING OUR THEN EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

         We will require additional funds to sustain and expand our sales and marketing activities. We anticipate that we will require up to approximately $1.0 million to fund our continued operations for the next twelve months, depending on revenue from operations. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

IF WE ARE UNABLE TO RETAIN THE SERVICES OF MR. SEGAL, OR IF WE ARE UNABLE TO SUCCESSFULLY RECRUIT QUALIFIED MANAGERIAL AND SALES PERSONNEL HAVING EXPERIENCE IN THE PRE-DEATH CARE SERVICES OR EMPLOYEE BENEFITS INDUSTRIES, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.


         Our success depends to a significant extent upon the continued service of Mr. Mitchell S. Segal, our President and Chief Executive Officer. Loss of the services of Mr. Segal could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Mr. Segal. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and sales personnel having experience in the pre-death care services and employee benefit industries. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

OUR AUDITORS HAVE RECOGNIZED A MATERIAL WEAKNESS IN OUR INTERNAL CONTROLS

         During November 2004, our independent auditors, Marcum & Kliegman LLP, advised us that the auditors had identified a deficiency in internal controls, which was designated a "material weakness." The material weakness indicated that there is inadequate structure within our accounting department. We believe this resulted from continued cost cutting efforts, which resulted in the termination of employees during our fiscal year ending December 31, 2004. Management believes that sufficient compensating controls have been implemented to minimize the risks associated with this material weakness, including using a bookkeeping service to review monthly closings, although there can be no assurance that our auditor will agree that our changes are adequate.

MANY OF OUR COMPETITORS ARE LARGER AND HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO AND THOSE ADVANTAGES COULD MAKE IT DIFFICULT FOR US TO COMPETE WITH THEM.

         The pre-need death care industry is extremely competitive and includes several companies that have achieved substantially greater market shares than we have, and have longer operating histories, have larger customer bases, and have substantially greater financial, development and marketing resources than we do. If overall demand for our products should decrease it could have a materially adverse affect on our operating results.

ANY DECREASES IN INSURANCE PREMIUMS AND COMMISSION RATES, WHICH ARE SET BY THE INSURERS AND OUTSIDE OUR CONTROL, COULD RESULT IN DECREASES IN COMMISSIONS PAYABLE TO US.

         We are engaged in insurance agency and brokerage activities and derive revenue from commissions on the sale of insurance products to clients that are paid by the insurance underwriters from whom our clients purchase insurance. These commission rates are set by insurance underwriters and are based on the premiums that the insurance underwriters charge. Commission rates and premiums can change based on the prevailing economic and competitive factors that affect insurance underwriters. These factors, which are not within our control, include the capacity of insurance underwriters to place new business, underwriting and non-underwriting profits of insurance underwriters, consumer demand for insurance products, the availability of comparable products from other insurance underwriters at a lower cost and the availability of alternative insurance products to consumers. We cannot predict the timing or extent of future changes in commission rates or premiums. As a result, we cannot predict the effect that any of these changes will have on our operations. These changes may result in revenue decreases for us. These decreases also may adversely affect our results of operations for the periods in which they occur.

INCREASED ADVERTISING OR BETTER MARKETING BY OUR COMPETITORS, OR INCREASED SERVICES FROM INTERNET PROVIDERS, COULD CAUSE US TO LOSE MARKET SHARE AND REVENUES, OR CAUSE US TO INCUR INCREASED COSTS IN ORDER TO RETAIN OR RECAPTURE MARKET SHARE.

         In recent years, marketing through television, radio and print advertising, direct mailings and personal sales calls has increased with respect to the sales of pre-need funeral services. Extensive advertising or effective marketing by competitors could cause us to lose market share and revenues, or cause us to increase our own marketing costs. In addition, competitors may change the types or mix of products or services offered. These changes may attract customers, causing us to lose market share and revenue or to incur costs to vary our own types or mix of products or services in response. Also, increased use of the Internet by customers to research and/or purchase products and services could cause us to lose market share to competitors offering to sell products or services over the Internet.

THE INCREASING NUMBER OF CREMATIONS IN THE UNITED STATES COULD CAUSE OUR REVENUES TO DECLINE BECAUSE WE COULD LOSE MARKET SHARE TO FIRMS SPECIALIZING IN CREMATIONS.

         Traditional cemetery and funeral service operators face competition from the increasing number of cremations in the United States. Industry studies indicate that the percentage of cremations has steadily increased and that cremation will represent approximately 36% of the United States burial market by the year 2010, compared to 25% in 1999. The trend toward cremation could cause cemeteries and traditional funeral homes to lose market share and revenues to firms specializing in cremations. In addition, basic cremations (without a funeral service, casket or urn, niche in a mausoleum or columbarium or burial) produce lower revenues than traditional funerals and, when delivered at a traditional funeral home, produce lower profit margins as well. These trends could result in our receiving lower commissions.

CHANGES OR INCREASES IN, OR FAILURE TO COMPLY WITH, REGULATIONS APPLICABLE TO OUR BUSINESS COULD INCREASE OUR COSTS.

         The funeral and pre-need services industries are subject to extensive regulation and licensing requirements under federal, state and local laws. For example, the funeral home industry is regulated by the Federal Trade Commission, which requires funeral homes to take actions designed to protect consumers. State laws impose licensing requirements and regulate pre-need sales. From time to time, governments and agencies propose to amend or add regulations, which could increase our costs.

WE MAY BE UNABLE TO IMPLEMENT OUR ACQUISITION GROWTH STRATEGY, WHICH COULD HARM OUR BUSINESS AND COMPETITIVE POSITION.

         Our business strategy includes making strategic acquisitions of other companies or businesses within the death care, financial services, insurance or employee benefits industries. Our continued growth will depend on our ability to identify and acquire, on acceptable terms, companies that complement or enhance our businesses. The competition for acquisition candidates is intense and we expect this competition to increase. There is no assurance that we will identify and successfully compete for appropriate acquisition candidates or complete acquisitions at reasonable purchase prices, in a timely manner or at all. Further, we may not be able to realize the anticipated results of future acquisitions. In implementing our acquisition growth strategy, we may encounter:

         o  costs associated with incomplete or poorly implemented acquisitions,

         o expenses, delays and difficulties of integrating acquired companies into our existing organization,

         o the impact of amortizing goodwill and other intangible assets of acquired companies on our operating results,

         o dilution of the interest of our existing stockholders if we issue stock in making acquisitions or if we sell stock to raise cash for acquisitions,

         o  diversion of management's attention,

         o increases in expenses in order to advertise and promote acquired companies and their and our products and services,

         o unusual impacts on our financial condition due to the timing of acquisitions, and

         o expenses of any undisclosed or potential legal liabilities of an acquired company.


Any of these matters could have a material adverse effect on our business, results of operations and financial condition.

OUR PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS OWN A SUBSTANTIAL INTEREST IN OUR VOTING STOCK AND INVESTORS MAY NOT HAVE ANY VOICE IN OUR MANAGEMENT.

         Our officers and directors, in the aggregate, beneficially own approximately 30.0% of our outstanding common stock. As a result, these stockholders, acting together, may have the ability to control substantially all matters submitted to our stockholders for approval, including:

o  election of our board of directors;

o  removal of any of our directors;

o  amendment of our certificate of incorporation or bylaws; and

o adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

         As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

RISKS RELATING TO OUR COMMON STOCK:

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

         Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

         The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

   o that a broker or dealer approve a person's account for transactions in penny stocks; and

   o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

   o obtain financial information and investment experience objectives of the person; and

   o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

   o sets forth the basis on which the broker or dealer made the suitability determination; and

   o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is quoted on the OTC Bulletin Board under the symbol "WLKF".

         For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                    High($)         Low ($)
                                    ------          -------
  2003
  First Quarter                      0.80            0.15
  Second Quarter                     0.75            0.20
  Third Quarter                      0.55            0.25
  Fourth Quarter                     0.50            0.21

  2004
  First Quarter                      0.65            0.20
  Second Quarter                     1.50            0.35
  Third Quarter                      0.55            0.16
  Fourth Quarter                     0.76            0.25

HOLDERS

         As of February 10, 2005, we had approximately 225 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is American Stock Transfer and Trust Company.

DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

         Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

         o  discuss our future expectations;

         o contain projections of our future results of operations or of our financial condition; and

         o  state other "forward-looking" information.

         We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

OVERVIEW

         We create, provide and market death care financial service products, currently focusing on prearrangement or pre-need products. We have established a worksite and affinity marketing strategy by positioning the prearrangement of death care as a voluntary or contributory benefit for corporations, unions, and affinity groups to offer their employees or members.

         Once a prearrangement sale has been made, there are primarily two ways to fund the purchase. One method is through the purchase of a pre-need insurance policy. This insurance policy is similar to a fixed pay whole life insurance policy with an inflation rider. The policy grows over time and is assigned to the funeral director of the customers' choice to cover the insured's funeral expenses at time of death.

         The second method of funding the prearrangement is by placing monies in trust. With this approach, monies are placed in trust and are professionally money managed. In most instances, upon the individual's death the funeral director receives the trust account to cover the funeral products and services. We are able to offer both of these funding options to our customer base through our two wholly owned subsidiaries, National Preplanning Inc. and American DataSource, Inc.

CRITICAL ACCOUNTING POLICIES

Revenue Recognition

Administrative Services

         Revenue is recognized at the time the administrative services are performed and provided, or made available to its customers. Services are billed monthly based upon predetermined percentage of the total assets included in the respective pre-need funeral master trust fund.

Software Development Costs

         We capitalize software development costs from the point in time when technological feasibility has been established until the computer software product is available for use. The annual amortization of the capitalized amounts will be the greater of the ratio of the current revenue to total projected revenue for a product, or the straight-line method, and is applied over periods ranging up to five years. Management performs periodic reviews to ensure that unamortized costs remain recoverable through the generation of future revenues.

Website Development Costs

         Website development costs consist principally of outside consultants and related expenses. We follow the provisions of Emerging Issues Task Force ("EITF") Issue No. 00-2, "Accounting for Website Development Costs," which provides guidance in accounting for costs incurred to develop a website. Our website is being continually changed on a regular basis as the business model continues to evolve. Accordingly, due to the uncertainty of our future products, these costs are expensed as incurred and are included in website development costs.

Research and Development

         Research and development costs are charged to expense as incurred.

         At times during the year cash balances may exceed the maximum amounts insured by the FDIC.

Stock Based Compensation

         As permitted under Statement of Financial Accounting Standard ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148"), which amended SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), we have elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations including "Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB No. 25. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

NEW ACCOUNTING PRONOUNCEMENTS

         In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), an interpretation of Accounting Research Bulletin No. 51. FIN 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is any legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. However, in December 2003, FASB deferred the latest date by which all public entities, which meet the definition of small business issuer under SEC Regulation S-B ("Public SB's), must apply FIN 46 to the first interim or annual reporting period ended after December 15, 2004. The effect of the adoption of this new accounting pronouncement is not expected to have a significant impact on our financial statements.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), which is effective for contracts entered into or modified after June 30, 2003. SFAS 149 amends FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," to clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. The effect of the adoption of this new accounting pronouncement on our financial statements has not been significant.

RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2003.

         Net sales for the nine months ended September 30, 2004 were approximately $156,000, primarily all of which was generated by American DataSource. National Preplanning expects to start achieving more substantial revenues in the second quarter of 2005.

         Operating expenses for the nine months ended September 30, 2004 were approximately $1,289,000, of which $789,000 was generated by National Preplanning and $418,000 was generated by American DataSource. The operating expenses for the nine months ended September 30, 2003 were $1,507,000, of which $363,000 was generated by National Preplanning and $913,000 was generated by American DataSource. We reduced the amount of labor costs at American DataSource after the loss of its largest client. However, since we anticipate that National Preplanning will become our growth vehicle, we have expanded our infrastructure with the hiring of employees, development of a website and increase of expenditures relating to marketing its products.

         Interest expense for the nine months ended September 30, 2004 was approximately $124,000, compared to interest expense for the nine months ended September 30, 2003 of $56,000. The increase from the prior year results from interest expenses related to our convertible debt which was not outstanding for most of the nine month period ended September 30, 2003, the interest expense related to the deferred debt discount interest charge incurred on the issuance of warrants and the repricing of exercise prices of warrants in connection with the extension of the maturity date of the bridge notes.

         As a result of the foregoing and our loss from discontinued operations of approximately $62,000, we incurred a net loss of $1,318,278 for the nine months ended September 30, 2004, or $0.17 per share, compared to a loss of $501,000, or $0.07 per share, for the nine months ended September 30, 2003. Of the loss for the nine months ended September 30, 2004, a loss of $758,000 can be attributable to National Preplanning and a loss of $263,000 can be attributable to American DataSource. Of the loss for the nine months ended September 30, 2003, a loss of $415,000 can be attributable to National Preplanning and a profit of $46,000 can be attributable to American DataSource. We also had a loss from discontinued operations of $72,000 in the nine months ended September 30, 2003. The increase in the loss by National Preplanning was a result of increased expenses of debt taken on by us and the issuance of stock and warrants for us which were expensed to National Preplanning, consulting and investment banking fees as well as added labor, and marketing costs by National Preplanning.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002.

         Net sales for the twelve months ended December 31, 2003 were approximately $1,690,000, of which $11,000 was generated by National Preplanning, $664,000 was generated by Walker and $1,015,000 was generated by American DataSource. National Preplanning recorded its first sales in the 2003 fiscal year. Kelly Color continued to see a drastic deterioration in its revenues as the professional photography industry migrated to the use of digital imagery from film. Subsequent to December 31, 2003, we discontinued the operations of Kelly Color, sold its assets and put its real property up for sale. American DataSource saw a decline in its sales as a result of losing the business from its largest client, SCI, which ceased to use domestic third parties to administer its trust assets and now outsources such services overseas.

         Cost of sales for the year ended December 31, 2003, was approximately $548,000, all of which was incurred by Kelly Color (discontinued operations). Costs of sales as a percentage of net sales at Kelly Color was 82.5%. We have seen a trend in the photographic development industry of reduced costs of certain raw materials. The benefits of this trend at Kelly Color has been offset in part by an inability at Kelly Color to reduce all costs of sales proportionally as net sales are reduced.

         Operating expenses for the twelve months ended December 31, 2003 were approximately $2,052,000, of which $676,000 was generated by National Preplanning, $304,000 was generated by Kelly Color (discontinued operations) and $1,073,000 was generated by American DataSource. The operating loss for the twelve months ended December 31, 2003 was $910,000, of which $634,000 was incurred by National Preplanning, $187,000 was incurred by Kelly Color and $55,000 was incurred by American DataSource. Prior to the discontinuation of Kelly Color's operations subsequent to December 31, 2003, we decreased our operating expenses, primarily through the reduction in compensation expenses at Kelly Color due to reduced staff resulting from diminished sales volume. We have reduced the amount of labor costs at American DataSource after the loss of its largest client. However, since we anticipate that National Preplanning will become the growth vehicle for us, we have expanded our National Preplanning infrastructure with the hiring of employees, and have increased expenses relating to the marketing and sale of National Preplanning's products.

         Interest expense for the twelve months ended December 31, 2003 was approximately $124,000. Interest expense is derived by the costs of borrowing funds and the expense of re-pricing already issued warrants and the issuance of additional options and warrants at a discount to the market price of our stock. The cash and cash equivalents were derived from Walker.

o As a result of the foregoing, we incurred a net loss of approximately $ 1,209,000 for the twelve months ended December 31, 2003 or $0.16 per share, compared to a loss of $277,000 or $0.04 per share for the year ended December 31, 2002. Of the loss for the twelve months ended December 31, 2003, a loss of $789,000 can be attributable to National Preplanning, a loss of $ 187,000 can be attributable to Walker and a loss of $ 233,000 can be attributable to American DataSource. Of National Preplanning's loss for the 2003 fiscal year, $112,000 resulted from the issuance and repricing of warrants and options. Of American DataSource's loss, $174,782 represented a one-time charge related to the impairment of customer list.

LIQUIDITY AND CAPITAL RESOURCES

         We had a working capital deficiency of $1,393,335 at September 30, 2004, compared to working capital of $308,284 at December 31, 2003. A company's working capital is the amount by which its current assets exceeds the amount of its current liabilities. A working capital deficiency results when a company's current liabilities exceed its current assets. The decrease in our working capital was a result of our net loss for the nine months ended September 30, 2004 which resulted in a significant reduction in our cash and cash equivalents and the reclassification of our outstanding 10% Senior Subordinated Secured Convertible Promissory Notes from a long term liability to a current liability. However, as of January 3, 2005, holders representing 94% of the outstanding 10% Promissory Notes have converted their holdings into our common stock. As a consequence $795,000 has been removed as a current liability.

         Net cash used in operating activities was approximately $914,000 for the nine months ended September 30, 2004, compared to net cash used in operating activities of $277,000 for the nine months ended September 30, 2003. The increase primarily is attributable to our net loss during the current nine-month period of $1,318,278 compared to $501,018 in the comparable period.

         During the nine months ended September 30, 2004, National Preplanning increased its expenditures on sales and marketing in preparation for its sales process and is continuing to enter into strategic relationships that is believed will result in sales of its products. Additionally, National Preplanning's independent funeral home marketing division continues its affiliation with eight funeral homes in the State of New Jersey in connection with the sale of prearranged funerals and is hopeful that the purchasers of such prearranged funerals will use the insurance products underwritten by insurance companies who have licensed National Preplanning to sell their products through such funeral homes. National Preplanning has increased the amount expended on the creation, printing and distribution of marketing materials to penetrate the affinity marketplace and has hired a consulting firm to help increase its distribution partners. Additionally, National Preplanning has spent monies on the development and enhancement of its internet website to be used for the rollout and subsequent marketing of its product lines. This new website also will be used for the rollout of National Preplanning's product line to members of the California Chamber of Commerce, which is expected to occur during the first quarter of 2005. Although National Preplanning had anticipated that some of its affinity marketing would commence within the third quarter of 2004 it appears that it will take place during the second quarter of 2005.

         American DataSource experienced diminishing sales for the nine months ended September 30, 2004, compared with its revenues for the nine months ended September 30, 2004. American DataSource experienced declining sales as a result of losing its largest client which accounted for a large portion of its revenues. Additionally, we closed our Kelly Color operations in February 2004.

         Net cash used in investing activities was approximately $15,000 for the nine months ended September 30, 2004, compared to $35,000 for the nine months ended September 30, 2003. During both periods, investing activities were limited to the purchase of property and equipment.

         Net cash provided by financing activities was approximately $440,000 for the nine months ended September 30, 2004, resulting from the net proceeds received from our bank line of credit which is secured by the property where Kelly Color formerly conducted its operations, bridge loans in the amount of $250,000, advances by our president of $ 50,000, proceeds from the sale of common stock in the amount of $150,000, offset, in part, by a $20,00 reduction in a note payable. A $125,000 loan was made on May 22, 2004, with an original maturity date of August 22, 2004 and bearing interest at 6% per annum. We also issued warrants in connection with this loan. In August 2004, the due date of this note was extended to, in effect, January 2, 2005. In August 2004, we issued a similar 6% promissory note and warrants for gross proceeds of $125,000 due January 5, 2005. In July 2004, our president advanced us $50,000. The advance is non-interest bearing and has no definitive repayment terms. In September 2004, we sold 750,000 shares of our common stock for gross proceeds of $150,000. For the nine months ended September 30, 2003, net cash provided by financing activities was $277,000, resulting from borrowings under the Kelly Color line of credit and the sale of bridge notes.

         As a result of these activities, our cash and cash equivalents decreased to $100,227 from $587,673 at December 31, 2003.

         In December 2003, we sold and issued 10% Senior Subordinated Secured Convertible Promissory Notes in the aggregate principal amount of $845,000 and due in December 2006. The proceeds raised from sale and issuance of the 10% Promissory Notes have been used to fund our working capital and capital expenditure requirements. The 10% Promissory Notes are convertible into shares of our common stock at $0.71 per share through December 5, 2005 and $1.25 thereafter.

         The subscription agreements pursuant to which we sold the 10% Promissory Notes required us, among other matters, to register for resale under the Securities Act the shares issuable upon conversion of the 10% Promissory Notes by May 5, 2004. We are obligated, as a result of the failure to register the conversion shares by May 5, 2004, to pay to the holders of the 10% Promissory Notes a monthly fee equal to 1.5% of the principal amount of the 10% Promissory Notes for each month or portion, that we fail to cause such registration. We failed to cause such registration by May 5, 2004 and have failed to pay the holders any monthly fee due such holders as a result of the failure to register the conversion shares. A majority of the holders have converted their notes into our common stock and thus have waived their rights under the 10% Promissory Notes.

         The 10% Promissory Notes required an interest payment on July 1, 2004 in the aggregate amount of $49,057. We failed to remit such interest payment to the holders of the 10% Promissory Notes. The failure to pay such interest payment is an "event of Default" under the 10% Promissory Notes, although the holders of the 10% Promissory Notes have not given notice to us of such Event of Default. The occurrence of an Event of Default would result in the interest rate on the 10% Promissory Notes to be increased to 12% per annum. We have the right to avoid the declaration of an event of Default due to the failure to tender the July 1, 2004 interest payment by issuing to the holders additional shares of our common stock at the per diem rate of .003125 shares for every $ 1.00 of principal or an aggregate of $ 2,640.625 shares per day. We have not tendered shares as of September 30, 2004.

         The 10% Promissory Notes also prohibited additional borrowings by us, from any source, without the prior approval of the placement agent for the 10% Promissory Notes or the holders of a majority of the aggregate principal amount of the 10% Promissory Notes. In May and August 2004, we borrowed an aggregate of $250,000. Further, as discussed in Note 7 to the unaudited consolidated condensed financial statements for September 30, 2004, in July 2004, we borrowed an additional $50,000 from an officer/stockholder. A majority of the holders have converted their notes into our common stock and thus have waived their rights under the 10% Promissory Notes.

         In October 2004, we offered to the holders of the 10% Promissory Notes one share of our common stock for each $0.30 of principal evidenced by the 10% Promissory Notes and one share of our common stock for each $0.23 of accrued interest due under the 10% Promissory Notes through September 30, 2004 in exchange for the holders waiving substantially all of their rights under the 10% Promissory Notes. We agreed to (a) use our best efforts to expeditiously register for resale the shares that the holders of the 10% Promissory Notes would receive in such exchange and (b) issue additional shares to the holders in the event that we issued shares to certain third parties for consideration less than $0.30 at any time prior to December 4, 2006. As of November 17, 2004, the holders of 10% Promissory Notes in the aggregate principal amount of $795,000 had indicated their desire to accept our offer of exchange. On January 5, 2005, we accepted the offer to convert by the holders who have indicated a desire to convert their 10% Promissory Notes into our common stock. Accordingly, we issued a total of 2,936,890 shares of our common stock pursuant to the offer of exchange with such holders of the 10% Promissory Notes. We will record a debt conversion expense based upon the value of the additional shares issued as a result of reducing the conversion price upon consummating the offer of exchange.

FUSION CAPITAL TRANSACTION

         On November 24, 2004, we entered into a common stock purchase agreement with Fusion Capital to obtain up to $6.0 million in equity financing from Fusion Capital. Under the agreement, Fusion Capital agreed to purchase up to $6.0 million of newly issued Walker Financial common stock over a period of time up to twenty-four months. We have the right to control the timing and the amount of stock sold, if any, to Fusion Capital. Pursuant to this agreement, we agreed to initially issue to Fusion Capital 794,702 commitment shares and 60,000 signing fee shares of our common stock (which shares have been issued). We will pay no cash commitment fee to Fusion Capital to obtain this agreed funding. Funding of the initial $6.0 million would occur over a period of time commencing upon fulfillment of certain conditions. Upon completion of this funding, at our sole discretion, we have the right to enter into a new agreement with Fusion Capital covering the sale of up to an additional $6.0 million of common stock. The parties are currently considering a renegotiation of some or all of the terms pursuant to which this agreement was made. We can offer no assurances of the terms of a new agreement with Fusion Capital or that any agreement will be consummated.

PLAN OF OPERATIONS

         We intend to become an established financial services company operating in the death care industry and seek to become involved in distribution and marketing of various products as employee and voluntary benefits outside of the death care industry. National Preplanning has begun to market and sell pre-arrangements of death care as a voluntary benefit to corporations, unions and affinity groups as well as market and sell final expense insurance. National Preplanning's independent funeral home marketing division continues its affiliation with eight funeral homes in the State of New Jersey in connection with the sale of prearranged funerals and is hopeful that the purchasers of such prearranged funerals will use the insurance products underwritten by insurance companies who have licensed National Preplanning to sell their products through such funeral homes. Through American DataSource, we intend to seek to increase the amount of pre-need trust dollars currently under our administration. Our Kelly Color subsidiary, a non-digital photographic development laboratory to the photographic profession, was closed in the latter part of 2003 as a result of declining sales due to the advent and popularity of digital photography. We sold certain of the Kelly Color assets and are seeking to sell the real estate at which Kelly Color formerly conducted its operations.

         National Preplanning, which was primarily in a development stage during 2002, began to achieve operating results by positioning itself as one of the first movers and leaders in the sale of funeral pre-arrangements as a voluntary benefit product to be sold to affinity organizations such as unions, corporations, associations and other affinity groups. On December 10, 2003, National Preplanning entered into a Third Party Sales and Marketing Agreement with Stewart Enterprises, Inc., the third largest funeral home operator in the country. This agreement allows National Preplanning to become Stewart's exclusive affinity marketer in certain counties in the States of Florida and California.

         On June 1, 2004, National Preplanning entered into a strategic pre-need sales and marketing agreement with Hilb Rogal & Hobbs Insurance Services of Northern California which will allow National Preplanning to begin marketing funeral pre-arrangements to the employees and affiliates of businesses belonging to the California Chamber of Commerce. The California Chamber of Commerce represents approximately 14,000 businesses having over 2.3 million employees. National Preplanning expects the commence marketing under this arrangement during the first quarter of 2005.

         On June 15, 2004, National Preplanning received the approval to market its product to the members of the Benefits Marketing Association, an organization of over 3,200 corporate and individual members engaged in the marketing of benefits that involve the relationship between an employer and their employees, a business and their customers and an organization and their members. National Preplanning's marketing to the members of Benefits Marketing Association commenced in the third quarter of 2004 and is expected to continue for at least the next three fiscal quarters.

         On October 6, 2004, National Preplanning entered into a Supplier Agreement with Motivano, Inc. Motivano is a technology-based seller of voluntary benefits to approximately 1 million employees of companies that offer Motivano's products. Under this agreement, commencing in the first quarter of 2005, National Preplanning's products will be included in Motivano's offerings to such employees.

         American DataSource is currently seeking to increase the amount of pre-need trust monies it currently administrates. Currently, American DataSource administers approximately $40 million in trust funds. In September, 2003, American DataSource lost a great deal of its business when its largest client, Service Corporation International, the largest funeral home and cemetery operator in the United States, removed approximately $70 million of trust assets that American DataSource administrated and placed such administration overseas. SCI removed all trust assets under administration from a variety of outside vendors such as American DataSource. As a result, American DataSource has increased its efforts to administer trust funds held by various state funeral association trusts, establish and market master trusts to the independent funeral home community and to acquire existing trust administration companies. We may seek to acquire other trust administrators and combine operations with American DataSource to achieve economies of scale and curtail losses being incurred by American DataSource.

         There can be no assurance that we will achieve successful and profitable results from our distribution and marketing efforts or that we will be able to complete acquisitions within the third party marketer segment of the death care services industry or other trust administration companies.

         We intend any acquisitions to be accomplished through issuances of stock, debt and cash, or a combination of such forms of consideration. Accordingly, any future merger or acquisition may have a dilutive effect on our stockholders as of the time of such mergers and acquisitions. Additionally, our ability to accomplish any future acquisitions may depend on our cash position, our ability to raise capital, the stock price of our common stock, and our ability to service any debt we may incur.

         We believe that our operating results may fluctuate greatly quarter to quarter due to several factors, including the success of our merger and acquisition strategy and the impact of any increases in our results of operations as we pursue new business in the death care services industry.

         There can be no assurance that we will be successful in any of our plans as discussed herein. To the extent that we are unsuccessful in our plans to increase our cash position, we may find it necessary to further curtail some of our operations and possible future acquisitions. These matters raise substantial doubt about our ability to continue as a going concern. However, such financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of the liabilities in the normal course of business. Such financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities that might be necessary should we be unable to continue as a going concern.

                                    BUSINESS

GENERAL

         We create, provide and market death care financial service products, currently focusing on prearrangement or pre-need products. We have established a worksite and affinity marketing strategy by positioning the prearrangement of death care as a voluntary or contributory benefit for corporations, unions, and affinity groups to offer their employees or members.

         Once a prearrangement sale has been made, there are primarily two ways to fund the purchase. One method is through the purchase of a pre-need insurance policy. This insurance policy is similar to a fixed pay whole life insurance policy with an inflation rider. The policy grows over time and is assigned to the funeral director of the customers' choice to cover the insured's funeral expenses at time of death.

         The second method of funding the prearrangement is by placing monies in trust. With this approach, monies are placed in trust and are professionally money managed. In most instances, upon the individual's death the funeral director receives the trust account to cover the funeral products and services. We are able to offer both of these funding options to our customer base through our two wholly owned subsidiaries, National Preplanning Inc. and American DataSource, Inc.

NATIONAL PREPLANNING

         National Preplanning is our marketing arm and primary face to the end consumer. Through this business unit, we cultivate corporations, unions, affinity groups, and individuals as clients for our prearrangement product. In addition, National Preplanning is establishing strategic partnerships with firms that will become distribution channels for the prearrangement products, including: employee benefits administration companies and financial institutions. Through these clients, National Preplanning distributes National Preplanning-branded marketing material about our prearrangement product to employees and group members.

         To support its marketing efforts and to provide end consumers an easy-to-use self-service environment, National Preplanning has developed a technology platform that allows an individual to choose their selection of death care services in a matter of minutes over the Internet. This technology lends itself to the worksite and affinity marketing strategy we employ.

         In addition, National Preplanning intends to productize the prearrangement product offering within the next year. This strategy will enable National Preplanning to reach the general market simultaneous with the worksite and affinity marketing strategy currently being pursued. This effort would involve the creation of a self-planning software kit comprised of CD-ROM and instruction booklet. This portable product could be distributed to employee and affinity members nationally in conjunction with National Preplanning's worksite and affinity marketing campaigns. In addition, this product would enable National Preplanning to achieve broad consumer market distribution through retailers and funeral homes nationwide, as a shrink-wrapped financial services software product. The CD-ROM would provide consumers with information about prearrangement products along with and web-links to National Preplanning for product fulfillment.

AMERICAN DATASOURCE, INC.

         American DataSource was formed in 1984 as a provider of trust administrative services to independent funeral homes across the U.S. American DataSource was combined with National Preplanning and merged into Walker International Industries (our predecessor), a public company, in March, 2002.

         American DataSource utilizes its a proprietary software system to administer pre-need funeral and cemetery trust funds of independent and corporate owned funeral homes and cemeteries throughout the United States. American DataSource currently administers over $40 million in pre-need assets.

         The trust administration business consists of detailed record keeping, management of all contracts between the funeral provider and the customers, allocations of trust earnings and expenses to the individual participants in the trust, tax reporting, and reconciliation of the trust statement to the books on a monthly basis.

         American DataSource achieves revenues by generating trust administration fees on prearranged monies funded through trust. We view the administration market of these assets as a growth vehicle while simultaneously enabling us to differentiate ourselves from our competitors by offering full-service funding options.

STRATEGY

WORKSITE AND AFFINITY MARKETING

         Prearranged funeral products were traditionally marketed out of funeral homes through local direct mail advertising campaigns. We believe, however that we can gain greater market traction and penetration into the consumer marketplace by marketing prearranged funerals as a voluntary benefit that an employer, union, or other affinity group may offer to its employees or members.

         Worksite and affinity marketing is largely comprised of the sale of voluntary benefits through employers or affinity groups. This marketing strategy has seen enormous growth in the past few years for several reasons. From a product provider's standpoint, worksite/affinity marketing reduces customer acquisition costs, improves sales conversion ratios, allows for effective customer targeting and segmentation, reduces customer maintenance costs, and increases customer retention. We believes our use of worksite and affinity marketing strategies for our prearrangement products will provide us with these same benefits.

         From an employer or affinity group perspective, the opportunity to offer products to its employees and members at no cost has been highly valued. It is an easy way to offer more value to employees or members at no cost. As a result, the scope of these voluntary product offerings has grown dramatically, but still does not appropriately address death care products and services. We believe this will change over the coming years as 12% of American workers are currently caring for an older person and this figure is expected to grow in the next few years

TARGET MARKET CHARACTERISTICS: AGE AND INCOME SEGMENTS

         Prearrangement products have historically been marketed to individuals who are 65-85 years of age. However, based upon the graying baby boomer population, we believe there is an opportunity to expand this age bracket to include the aging Baby Boomer market (consumers aged 45-65) as they address their personal financial and retirement needs. We believe aging Baby Boomers have a higher likelihood to purchase pre-need products because Baby Boomers typically: 1) seek out customized products and services; 2) desire to control all aspects of their lives; and 3) are independent thinkers and develop their own ideas. The pre-need product fits well with these traits. Considering these facts, we define our target market broadly as those individuals aged 45-85 spanning the Baby Boomer and senior markets.

         Based upon market intelligence gained in our past and current marketing efforts, we believe our products are best suited for middle to lower income individuals (adjusted gross income of $35,000 to $75,000) with a minimal to moderate level of financial sophistication. In addition, the pre-arrangement product is well received by individuals who are methodical self-planners as well as those who have witnessed the financial and emotional hardships placed on those who have made funeral arrangements for recently deceased loved ones. Further, National Preplanning's products appeal to savers as well as business-minded individuals who realize that making funeral arrangements is a very emotional process and want to ensure those planning their funeral are not taken advantage of at a time when they are vulnerable. Finally, National Preplanning's products may appeal to people who choose to assemble their own financial plan without employing the services and incurring the fees of a financial planner.

DISTRIBUTION

         National Preplanning is a wholesaler of prearrangement products. As such, it does not have a direct field sales force and has created strategic relationships with agents and brokers and other intermediaries that currently sell voluntary products into large affinity groups. These agents and brokers become licensed under National Preplanning's managing general agency and then resell the prearrangement products on National Preplanning's behalf.

AGGREGATORS

         Another key component of National Preplanning's marketing strategy involves striking relationships with organizations that have aggregated large pockets of National Preplanning's targeted clients. These organizations are unions, associations, financial institutions, churches and/or employers.

BENEFITS DELIVERY COMPANIES

         In order to reach employee populations, National Preplanning partners with benefits administration firms that also offer their clients a portfolio of optional benefits. This will directly integrate the pre-need product with the benefits delivery platform, which enables National Preplanning to penetrate thousands of worksite locations. RewardsPlus alone provides voluntary benefits for over a million income earners in the US and the other carriers listed above have access to large employee populations as well.

INSURANCE AGENTS / BROKERS AND FINANCIAL ADVISORS

         Our general impression is the average life insurance agent believes that funeral costs can be covered by life insurance products and, as a result, National Preplanning's products are not needed. However, it is important to point out that a level term policy generally does not include an inflation rider and the pre-need policy sold by us does include such a rider. Similarly, financial planners would advocate that consumers prepare financially for their own funeral costs by purchasing low risk investments that offer better yields than National Preplanning products.

         Traditional insurance agents and brokers may become valuable distributors of National Preplanning products after they receive more education on these products. We believe that insurance agents/brokers as well as financial planners will particularly appreciate the funeral rate lock feature of National Preplanning products, which differentiates this offering from other financial products.

ONLINE DISTRIBUTION PARTNERSHIPS

         National Preplanning may also establish marketing partnerships with established online insurance marketplaces for the distribution of pre-need products. As National Preplanning pursues this strategy, it will initiate discussions with large, established sites that have proven consumer traffic volume that fits the demographic profile of the National Preplanning consumer population.

INDUSTRY

         The death care industry is projecting over $17 billion in revenues for 2004, with over $5 billion derived from the prearrangement of death care services. This market is expected to rise at a rate of one percent annually, despite increases in life expectancies and improvements in healthcare. The United States Bureau of the Census also projects that the number of deaths in the U.S. will increase by one percent per year, from 2.4 million in 2000 to 2.6 million in 2010. Due to a market focus on one of life's certainties, the death care industry is not exposed to a significant risk of recession and, based on third party projections, the industry is expected to continue to grow steadily.

         This growth rate is, in part, due to the graying "Baby Boomer" generation, which has, and will continue to have, a tremendous effect upon the death care industry for the next 20-30 years. This generation includes 78 million Americans born between 1946 and 1965 and represents nearly 30% of the total U.S. population.

         Baby Boomers have changed the death care industry in several key ways. First, they have demanded more personalized service from funeral service providers. Second, they have pushed for the ability to pre-arrange funerals and finally, they have shown more interest in cremation. These changes have led to a significant shift in death care industry offerings.

         Specifically focusing on prearrangements, historically these products were marketed out of funeral homes through local direct mail advertising campaigns. The product emerged as a new revenue stream for funeral service providers who were looking to expand revenue and capitalize upon "pre-event" marketing. Today, the aging of the "baby boomer" population is expected to increase the demand for prearrangement services for the next 20-30 years.

COMPETITION

         Various death care industry constituents market prearrangement products. Walker Financial believes, however, that its strategy is unique based upon its knowledge of existing industry competition and that as a result Walker Financial is more effectively poised to achieve success. Competition, however, comes from funeral homes, third party marketing organizations, insurance companies and sellers of other voluntary benefit products.

PROVIDER FUNERAL HOMES (INDEPENDENT AND CONGLOMERATE)

         Independent and conglomerate funeral homes alike are attempting to market prearrangement products today. We do not view these groups as competitors. Rather, we believe that National Preplanning can become a marketing infrastructure that can be utilized by either independent or conglomerate funeral homes to improve their ability to achieve revenues from the sale of prearrangement products. Our marketing infrastructure enables independent and conglomerates alike to achieve their key goals - increasing market share in their respective geographic regions while reducing internal costs associated with marketing and administration. As a result, we view these two groups to be potential fulfillment partners. In fact, this is a significant differentiator for us as we seek to aggressively expand our network of participating funeral home providers.

OTHER COMPETITORS

         To the extent that third party marketers, insurance agencies, banks, trust companies, administrators and/or software companies enter the prearrangement market, we expect some competition from these arenas. However, we believes our structure, product mix, marketing strategy, and business partners will enable us to gain market traction more quickly.

REGULATION

         State insurance laws grant supervisory agencies, including state insurance departments, broad regulatory authority. These supervisory agencies regulate, among other things, the licensing of insurance brokers and agents, regulation of the handling and investment of third-party funds held in a fiduciary capacity and the marketing practices of insurance brokers and agents, in the context of curbing unfair trade practices. This continual reexamination may result in the enactment of laws and regulations, or the issuance of interpretations of existing laws and regulations, that adversely affect our business. More restrictive laws, rules or regulations may be adopted in the future that could make compliance more difficult and expensive.

         We are required to be licensed to engage in the insurance agency and brokerage business in most of the jurisdictions where we do business. We currently have been licensed in the following jurisdictions:

         o      California,
         o      Florida,
         o      Illinois and
         o      New Jersey.

         The insurance laws and regulations of all United States jurisdictions also require individuals who engage in agency, brokerage and certain other insurance service activities to be licensed personally. These laws and regulations also govern the sharing of insurance commissions with third parties. We believe that any payments made by or received by us are in compliance with applicable laws and regulations. However, should any regulatory authority take the position, and prevail, that certain payments by us violate the insurance laws and regulations relating to the payment or sharing of commissions, that regulatory authority could require that we stop making or receiving those payments or that the entities receiving or making those payments become licensed. In addition, if this were to occur, the regulatory authority could impose fines or penalties on us. We believe, however, that we could continue to operate our business by requiring that these entities be licensed or by making payments directly to licensed individuals.

                                    EMPLOYEES

         We currently have eight full time employees, with two in management, two in business development and sales and four in administration. Currently, there exists no organized labor agreements or union agreements between our employees and us. We believe that our relations with our employees are good.

                            DESCRIPTION OF PROPERTIES

         We maintain our principal office at 990 Stewart Avenue, Suite 60A, Garden City, New York 11530. Our telephone number at that office is (516) 832-7000 and our facsimile number is (516) 832-7979. We lease 1,700 square feet of office space at our principal office. The monthly rent is $2,400. In addition, our wholly-owned subsidiary, American DataSource, leases offices located at 13111 Norwest Freeway - Suite 100, Houston, Texas 77040. These offices contain approximately 3,000 square feet and are leased from an unaffiliated third party for a monthly base rental of approximately $3,000. The lease expires in June 2005. We believe that our current office space and facilities are sufficient to meet our present needs and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us.

                                LEGAL PROCEEDINGS

         From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Name                                Age              Position
--------------------------------------------------------------------------------
James M. Lucas, Sr.                 57               Chairman of the Board of Directors
Mitchell S. Segal                   45               President, Chief Executive Officer, Chief Financial Officer and
                                                     Director and President of National Preplanning, Inc., our
                                                     wholly-owned subsidiary
Peter Walker                        58               Secretary and Director

         Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are three seats on our board of directors. o

         Currently, our insider Directors are not compensated for their services. Non-employee directors are entitled to receive automatic grants of options to purchase 7,150 shares of our common stock upon first becoming a director of our company and annually thereafter. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

         JAMES M. LUCAS, SR. James N. Lucas, Sr. became our chairman of the board upon completion, and pursuant to the terms, of our acquisition of American DataSource, Inc. in March 2002. Mr. Lucas served as the president of American DataSource from 1999 until January 2004. Mr. Lucas currently is President and Chief Executive Officer of Professional Association Consultants, a third-party marketer operating in the death care industry. From 1990 to 1995, Mr. Lucas served as President and owner of International Funeral Associates, Inc. Mr. Lucas had previously served as President (1990), Executive Vice-President (1988-1989), Vice-President of Sales and Membership (1986-1987) of International Funeral Associates. Mr. Lucas sold International Funeral Associates to a major public insurer in 1995. From 1988 to 1990, Mr. Lucas also served as a Vice-President of Service Corporation International, one of the world's largest funeral home operators. From 1968 to 1986, he was the owner and operator of Lucas Funeral Homes, which consisted of four wholly owned funeral homes and three partially owned funeral homes in Tarrant County, Texas. Lucas Funeral Homes was sold to Service Corporation International in 1986. Mr. Lucas received his Bachelor Degree in Business Administration and a license from the Dallas Institute of Mortuary Services in 1968.

         MITCHELL S. SEGAL. Mitchell S. Segal became our president and chief executive officer and a member of our board of directors upon completion, and pursuant to the terms, of our acquisition of National Preplanning Inc. in March 2002. Mr. Segal has served as the president of National Preplanning since its inception in 1999. He has spoken at several national conferences on issues relating to the death care industry. Mr. Segal received a B.A. degree from Boston University in 1981 and a J.D. degree from Hofstra Law School in 1984. He was employed by the accounting firm Arthur Andersen in its tax department from 1984 to 1986. Mr. Segal served as an assistant vice president in the direct investment division of NYLIFE Securities, a subsidiary of New York Life Insurance, from 1986 to 1987. Thereafter, Mr. Segal was a vice president in the realty investment group of Shearson Lehman Brothers from 1987 to 1990. From 1990 to 1998, Mr. Segal was in private practice.

         PETER WALKER. Peter Walker served as our president and chief executive officer (from 1984) and chairman of the board (from 1987) of our company until March 2002 when he resigned all of such positions upon completion, and pursuant to the terms, of our acquisition of American DataSource and National Preplanning Inc. in March 2002. Despite such resignations, Mr. Walker continues to serve as a director of our company. Between 2002 and February 2004, Mr. Walker served as president of Kelly Color Laboratories, Inc., our wholly-owned subsidiary. From 1977 to 1984, Mr. Walker was executive vice-president, secretary and a director of our company.

AUDIT COMMITTEE

         We do not have an Audit Committee. Our board of directors performs some of the same functions of an Audit Committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. We do not currently have a written audit committee charter or similar document.

COMPENSATION COMMITTEE

         We do not have a Compensation Committee. Our board of directors perform some of the same functions of a Compensation Committee, including setting executive officer compensation.

NOMINATING COMMITTEE

         We do not have a Nominating Committee or Nominating Committee Charter. Our board of directors performed some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee at this time, however, our Board of Directors intend to continually evaluate the need for a Nominating Committee.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2003, 2002 and 2001 exceeded $100,000:

                                                     SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION

                                      Other

                                                             Annual      Restricted     Options      LTIP
   Name & Principal                Salary        Bonus       Compen-       Stock         SARs       Payouts      All Other
       Position           Year       ($)          ($)        sation ($)   Awards($)       (#)         ($)      Compensation
------------------------ ------- ------------ ------------ ------------ ------------- ----------- ------------ --------------
Mitchell S. Segal         2003    210,000          0            0            -            -            -             -
  President, CEO          2002    200,000          0            0            -            -            -             -
  and CFO (1)             2001          0          0            0            -            -            -             -
------------------------ ------- ------------ ------------ ------------ ------------- ----------- ------------ --------------
Peter Walker              2003    100,000          0            0            -            -            -             -
  President of            2002    100,000          0            0            -            -            -             -
  Kelly Color             2001    100,000          0            0            -            -            -             -
------------------------ ------- ------------ ------------ ------------ ------------- ----------- ------------ --------------

(1) Mr. Segal became our president and chief executive officer in March 2002 and our chief financial officer in October 2002.

STOCK OPTION PLANS

In September 2002, our stockholders approved our 2002 Equity Incentive Plan. Our executive officers are eligible to receive awards under this plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         None.

EMPLOYMENT AGREEMENTS

Mitchell Segal

         We have entered into an employment agreement with Mitchell Segal to serve as our president and chief executive officer through December 31, 2005. Under Mr. Segal's employment agreement, we paid Mr. Segal an annual base salary of $220,000 for 2004, with annual increases of not less than $10,000, plus annual bonuses equal to a minimum of 3% to a maximum of 5% of the gross proceeds received from equity financings and a minimum of 3% to a maximum of 7.5% of our net income, provided our net income is at least $500,000. The bonus is payable through 2008, even if Mr. Segal's employment with us is terminated by us except in the event the termination is for cause. In no event may the bonuses due Mr. Segal exceed an aggregate of $304,025. Mr. Segal also is entitled to discretionary bonuses, if any, awarded by our board of directors.

         Mr. Segal's employment agreement provides for him to be paid his salary:

         o for a six-month period following his termination due to a disability; and

         o for the entire remaining employment term in the event his termination is otherwise than for cause or disability.

Peter Walker

         We have entered into an employment agreement with Peter Walker to serve as president of our Kelly Color subsidiary through March 18, 2012. Under Mr. Walker's employment agreement, we will pay Mr. Walker an annual base salary of $100,000, plus a monthly non-accountable expense allowance of $1,000. Mr. Walker's employment agreement does not require Mr. Walker to devote a minimum number of hours to the business of Kelly Color. Mr. Walker's employment agreement does require us to use our best efforts to cause Mr. Walker to be nominated for election to our board of directors during the term of Mr. Walker's employment agreement.

         Mr. Walker's employment agreement provides for him to be paid his salary:

         o for a two year period following his termination due to a disability; and

         o for the entire remaining employment term in the event his termination is otherwise than for cause or disability; provided that, if the termination is due to a failure to pay Mr. Walker his compensation otherwise payable under the employment agreement, then the rate of compensation shall be

         o  in the seventh year, 150% of his salary at the time of termination,

         o  in the eighth year, 200% of his salary at the time of termination,

         o in the ninth year, 250% of his salary at the time of termination, and

         o  in the tenth year, 300% of his salary at the time of termination.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

FACILITIES

         Our previous executive offices were located at 370 Old Country Road - Suite 200, Garden City, New York 11530. These offices were provided rent-free pursuant to an oral arrangement with the Whitmore Group, LLC, an entity in which the principal owner is James Metzger, one of our former directors. The fair market value of the rent-free arrangement was immaterial to our financial statements.

         We have no policy regarding entering into transactions with affiliated parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of our common stock as of February 10, 2005:

         o by each person who is known by us to beneficially own more than 5% of our common stock;

         o  by each of our officers and directors; and

         o  by all of our officers and directors as a group.

                                                                   PERCENTAGE OF      PERCENTAGE OF
                                                                       CLASS               CLASS
NAME AND ADDRESS                                   NUMBER OF          PRIOR TO             AFTER
OF OWNER                        TITLE OF CLASS     SHARES OWNED(1)   OFFERING(2)         OFFERING(3)
-----------------------------------------------------------------------------------------------------
Mitchell S. Segal               Common Stock          1,839,670           13.19%         12.63%
990 Stewart Ave., Suite 60A
Garden City, NY 11530

James M. Lucas, Sr.             Common Stock            459,960            3.43%         3.16%
American Datasource, Inc.
517 North Sylvania Ave.
Fort Worth, TX 76111

Peter Walker                    Common Stock          1,109,390 (4)       8.28%          7.62%
990 Stewart Ave., Suite 60A
Garden City, NY 11530

All Officers and Directors      Common Stock          4,024,640           30.10         27.64%
As a Group (3 persons)

James M. Lucas, Jr.             Common Stock            689,940            5.15%         4.74%
American Datasource, Inc.
517 North Sylvania Ave.
Fort Worth, TX 76111

Fusion Capital Fund II, LLC     Common Stock            854,702            6.38%         5.87%
222 Merchandise Mart Plaza
Suite 9-112
Chicago, IL 60654

David L. Cohen                  Common Stock          1,263,841 (5)        9.44%            0%
Rockaway Avenue
Hewlett, NY 11557

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 10, 2005 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Based upon 13,393,102 shares issued and outstanding on February 10, 2005.

(3) Percentage based on 14,563,008 shares of common stock outstanding.

(4) Includes (a) 615,620 shares of our common stock held by The Robert Walker Life Insurance Trust in which Mr. Walker serves as trustee and in which Mr. Walker is the beneficiary of 450,000 shares owned by this trust and is the brother of the beneficiary of the remaining shares owned by this trust, and (b) 165,000 held by a second trust for which Mr. Walker is the sole beneficiary. Mr. Walker disclaims any beneficial ownership to the shares owned by The Robert Walker Life Insurance Trust, other than the 450,000 shares for which he is the beneficiary under this trust.

(5) Includes (a) 1,238,841 shares of common stock and (b) 25,000 shares of our common stock issuable upon exercise of options currently exercisable.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue up to 100,000,000 shares of common stock, par value $.10. As of February 10, 2005, there were 13,393,102 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

         We have engaged American Stock Transfer & Trust Company, located in Brooklyn, New York, as independent transfer agent or registrar.

PREFERRED STOCK

         We are authorized to issue up to 5,000,000 shares of Preferred Stock, par value $.10. As of February 10, 2005, there were no shares of preferred stock issued and outstanding.

OPTIONS

         There are currently 52,170 options outstanding pursuant to our employee-stock option plan.

WARRANTS

o We have 200,000 warrants outstanding exercisable at $0.15 per share, which expire in March 2006. We have 724,063 warrants outstanding exercisable at $0.28 per share, which expire in July 2008. We have 31,463 warrants outstanding exercisable at $0.30 per share, which expire in July 2006. We have 175,000 warrants outstanding exercisable at $0.45 per share, which expire in August 2007. We have 17,860 warrants outstanding exercisable at $4.20 per share, which expire in July 2006. We have 10,760 warrants outstanding exercisable at $6.30 per share, which expire in July 2006. We have 10,760 warrants outstanding exercisable at $7.23 per share, which expire in July 2006. We have 52,170 warrants outstanding exercisable at $0.30 per share, 25,000 of which expire in December 2006 and 27,170 of which expire between 2008 and 2010.

CONVERTIBLE SECURITIES

         There are currently $425,000 worth of convertible securities outstanding.

                              PLAN OF DISTRIBUTION

         The common stock offered by this prospectus is being offered by the selling stockholders. The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o  privately-negotiated transactions;

         o short sales that are not violations of the laws and regulations of any state or the United States;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o  through the writing of options on the shares;

         o  a combination of any such methods of sale; and

         o  any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

         Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         We cannot presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder and any other required information.

         We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

         While they are engaged in a distribution of the shares included in this prospectus the selling stockholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

         This offering will terminate on the date that all shares offered by this Prospectus have been sold by the selling shareholders.

                                   PENNY STOCK

         The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

         o that a broker or dealer approve a person's account for transactions in penny stocks; and

         o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must

         o obtain financial information and investment experience objectives of the person; and

         o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

         o sets forth the basis on which the broker or dealer made the suitability determination; and

         o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholder. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

                                  SHARES             PERCENTAGE OF                              PERCENTAGE OF
                               BENEFICIALLY       OUTSTANDING SHARES      SHARES TO BE        OUTSTANDING SHARES
        SELLING                OWNED BEFORE       BENEFICIALLY OWNED       SOLD IN THE        BENEFICIALLY OWNED
       STOCKHOLDER               OFFERING           BEFORE OFFERING         OFFERING            AFTER OFFERING
       -----------               --------           ---------------         --------            --------------
Neil Weissman                    200,000 (1)                 1.50%         200,000 (1)                 0%
Adkins & Co.                      10,760 (2)                     *          10,760 (2)                 0%
Chris Johnson                      5,380 (3)                     *           5,380 (3)                 0%
J & V Computer Services            5,380 (3)                     *           5,380 (3)                 0%
John Bach                         17,860 (4)                     *          17,860 (4)                 0%

Moschetta, Poiyviou              269,157 (5)                 2.02%         269,157 (5)                 0%
Allan Levine                      14,953 (5)                     *          14,953 (5)                 0%
Michael Schumacher                14,953 (5)                     *          14,953 (5)                 0%
Strategic Growth                 400,000 (5)                 3.01%         400,000 (5)                 0%
International
James Liqouri                     31,463 (6)                     *          31,463 (6)                 0%
Cindy Dolgin                     175,000 (7)                 1.32%         175,000 (7)                 0%
David L. Cohen                 1,263,841 (8)                 9.44%       1,263,841(8)                  0%
Matthew Dancy                     92,355                         *          92,355                     0%
David Dercher                     92,355                         *          92,355                     0%
Gary Glasscock                    92,355                         *          92,355                     0%
Dr. Alexander Haas               184,710                     1.38%         184,710                     0%
Nasrollah Jahdi                   73,884                         *          73,884                     0%
Frank G. Lake                     92,355                         *          92,355                     0%
Jody Nelson                      184,710                     1.38%         184,710                     0%
Garo Partoyan                     92,355                         *          92,355                     0%
Pisces Partners, L.P.            369,420                      2.8%         369,420                     0%
Michael and Angela Poujol        110,826                         *         110,826                     0%
Joseph and Judith Rienzi         129,297                         *         129,297                     0%
RS & VS, Ltd.                    184,710                     1.38%         184,710                     0%
Dr. Steven Schmidt               129,297                         *         129,297                     0%
Jay and Carole Schrager          434,710                     3.25%         434,710                     0%
Domenic Strazzulla                92,355                         *          92,355                     0%
Sybesma Research Corp.            92,355                         *          92,355                     0%
Reese Cole Partnership           250,000                     1.87%         250,000                     0%
Phoenix Holding LLC              500,000                     3.73%         500,000                     0%
                               ---------                                 ---------
Total                          5,606,796                                 5,606,796

*     Less than 1%

(1)   Represents 200,000 warrants exercisable at $.15 per share.

(2)   Represents 10,760 warrants exercisable at $6.30 per share.

(3)   Represents 10760 warrants exercisable at $7.23 per share.

(4)   Represents 17,860 warrants exercisable at $.4.20 per share.

(5)   Represents 699,363 warrants exercisable at $.28 per share.

(6)   Represents 31,463 warrants exercisable at $.35 per share.

(7)   Represents 175,000 warrants exercisable at $.45 per share.

(8) Represents (i) 1,238,841 shares of common stock and (ii) 25,000 warrants exercisable at $.28 per share.


                                  LEGAL MATTERS

         Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

         Marcum & Kliegman, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2003 and 2002 and for the years then ended that appears in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm's opinion based on their expertise in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Walker Financial Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                          WALKER FINANCIAL CORPORATION
                          INDEX TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2003 and December 31, 2002
         Report of Independent Registered Public Accounting Firm                                 F-1
         Consolidated Balance Sheet                                                              F-2
         Consolidated Statements of Operations                                                   F-4
         Consolidated Statements of Stockholders Equity                                          F-5
         Consolidated Statements of Cash Flows                                                   F-6
         Notes to Consolidated Financial Statements                                              F-7 to
                                                                                                 F-20

For the Nine Months Ended September 30, 2004 and September 30, 2003

         Condensed Consolidated Balance Sheet September 30, 2004 (Unaudited)                     F-21
         Condensed Consolidated Statements of Operations for the three and nine
                  months ended September 30, 2004 and 2003 (Unaudited)                           F-22
         Condensed Consolidated Statements of Cash Flows For the nine months
                      ended September 30, 2004 and 2003 (Unaudited)                              F-23
         Notes to the Condensed Consolidated Financial Statements (Unaudited)                    F-24 to
                                                                                                 F-31

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Walker Financial Corporation

We have audited the accompanying consolidated balance sheet of Walker Financial Corporation (formerly Walker International Industries, Inc) and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Walker Financial Corporation as of December 31, 2003, and the consolidated results of its operations, and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

                                        /s/ Marcum & Kliegman

                                        March 10, 2004
                                        New York, New York

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2003


                                     ASSETS

Current assets -
   Cash and cash equivalents ......................................................   $   597,739
   Accounts receivable ............................................................        26,387
   Assets of discontinued operations ..............................................        64,439
   Prepaid expenses and other current assets ......................................         9,949
                                                                                      -----------
     Total current assets .........................................................       698,514
Property and equipment, net .......................................................       346,499
Other assets -

   Deferred financing costs .......................................................       215,475
   Other assets ...................................................................         2,460
                                                                                      -----------
     Total other assets ...........................................................       217,935
                                                                                      -----------
       Total assets ...............................................................   $ 1,262,948
                                                                                      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities -

   Accounts payable and accrued expenses ..........................................   $    73,218
   Liabilities of discontinued operations .........................................        30,021
Note payable ......................................................................       133,375
   Line of credit, bank ...........................................................       132,560

                                                                                      -----------
     Total current liabilities ....................................................       369,174
Other liabilities -
   Long term debt .................................................................       845,000
                                                                                      -----------
     Total liabilities ............................................................     1,214,174
                                                                                      -----------
Commitments and contingencies
Stockholders' equity -

   Common stock, par value $0.10 per share, 10,000,000 shares authorized, 7,501,510
     shares issued and outstanding ................................................       750,151
   Additional paid in capital .....................................................     3,486,980
   Accumulated deficit ............................................................    (4,188,357)
                                                                                      -----------
     Total stockholders' equity ...................................................        48,774
                                                                                      -----------
       Total liabilities and stockholders' equity .................................   $ 1,262,948
                                                                                      ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                             STATEMENT OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                                   (Continued)

                                                           2003           2002
                                                       -----------    -----------
Net revenues .......................................   $ 1,025,426    $ 1,171,282
                                                       -----------    -----------
Operating expenses .................................     1,748,711      1,555,137
Impairment of customer list ........................      (174,782)            --
                                                       -----------    -----------
   Operating loss ..................................      (898,067)      (383,855)
Interest expense, net ..............................      (123,902)       (16,759)
                                                       -----------    -----------
   Loss before discontinued operations .............    (1,021,969)      (400,614)
Discontinued operations ............................      (187,491)       123,455
                                                       -----------    -----------
   Net loss ........................................   $(1,209,460)   $  (277,159)
                                                       ===========    ===========
Basic and diluted net loss per common share
Weighted average number of common shares outstanding     7,501,514      6,297,887
                                                       ===========    ===========
Loss before discontinued operations ................         (0.14)         (0.06)
Discontinued operations ............................         (0.02)          0.02
                                                       -----------    -----------
                                                       $     (0.16)   $     (0.04)
                                                       ===========    ===========

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
              EQUITY For the Years Ended December 31, 2003 and 2002

                                                Common Stock
                                        -----------------------------    Additional      Accumulated
                                            Shares         Amount      Paid-In Capital     Deficit        Total
                                        -------------  --------------  --------------- ------------- ---------------
BALANCE - January 1, 2002.............      2,634,500  $    263,450    $  1,851,167   $ (2,701,738)  $    (587,121)

Sale of common stock..................        407,660        40,766         233,009             --         273,775
Accrued wages contributed pursuant
  to merger (see Note 1)..............             --            --         304,025             --         304,025
Common stock issued as payment of
  accrued salaries....................         26,800         2,680          54,172             --          56,852
Common stock issued for the
   acquisition of American
   Data Source, Inc...................      1,839,840       183,984         310,933             --         494,917
Outstanding common stock of Walker
  International Industries, Inc.......      2,282,710       228,271         385,778             --         614,049
Common stock issued for services......        310,000        31,000          39,000             --          70,000
Net loss..............................             --            --              --       (277,159)       (277,159)
                                        -------------  ------------    ------------   -------------  --------------
BALANCE - December 31, 2002...........      7,501,510  $    750,151    $  3,178,084   $ (2,978,897)  $     949,338
                                        -------------  ------------    ------------   -------------  --------------

Issuance of warrants to placement
   agent upon execution of letter of
   intent to conduct private placement             --  $         --    $      5,700   $         --   $       5,700
Issuance of bridge warrants to finder.             --            --          13,300             --          13,300
Issuance of bridge warrants to bridge
   note purchaser.....................             --            --           9,500             --           9,500
Issuance of warrants in consideration
   of extension of note payable.......             --            --          38,067             --          38,067
Repricing of warrants previously
   issued to holder of note payable...             --            --          20,704             --          20,704
Issuance of warrants to consultant....             --            --         116,000             --         116,000
Issuance of warrants to placement
   agent..............................             --            --         105,625             --         105,625
Net loss..............................             --            --              --     (1,209,460)     (1,209,460)
                                        -------------  ------------    ------------   -------------  --------------
BALANCE - December 31, 2003...........      7,501,510  $    750,151    $  3,486,980   $ (4,188,357)  $      48,774
                                        =============  ============    ============   ============   ==============

              The accompanying notes are an integral part of these
                       consolidated financial statements

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 2003 and 2002

                                                                                       2003              2002
                                                                                  ---------------  ----------------
Cash Flows From Operating Activities:
Net loss.....................................................................     $   (1,209,460)  $      (277,159)
                                                                                  ---------------  ----------------
Adjustments to reconcile net loss to net cash used in operating activities -
   Extraordinary item........................................................                 --          (158,690)
   Loss on impairment of customer list.......................................            174,782                --
   Stock-based compensation..................................................            116,000            70,000
   Depreciation and amortization.............................................            202,078           145,418
   Interest-deferred financing costs.........................................            112,271                --
   Accrued interest..........................................................              8,250            19,260
   Changes in operating assets and liabilities:
     Accounts receivable.....................................................             94,035            19,706
     Inventories.............................................................              6,628            12,987
     Prepaid expense and other current assets................................             27,084            67,187
     Customer deposits.......................................................             (4,545)            6,697
     Other assets............................................................                 --            14,085
     Accounts payable and accrued expenses...................................            (64,184)         (105,429)
                                                                                  ---------------  ----------------
       Total adjustments.....................................................            672,399            91,221
                                                                                  ---------------  ----------------
       Net cash used in operating activities.................................           (537,061)         (185,938)
                                                                                  ---------------  ----------------

Cash Flows From Investing Activities:

Net cash received in merger transaction, net of $380,000 cash paid...........                 --           472,209
Purchase of property and equipment...........................................            (24,835)          (81,021)
                                                                                  ---------------  ----------------
     Net cash (used in) provided by investing activities.....................            (24,835)          391,188
                                                                                  --------------   ----------------

Cash Flows From Financing Activities:

Principal repayment of notes payable.........................................            (50,000)         (175,000)
Net proceeds from line of credit, bank.......................................            132,560                --
Net proceeds from long-term debt.............................................            570,150            80,000
Net proceeds from bridge note................................................            140,000                --
Proceeds from sale of common stock...........................................                 --           273,775
Repayment of due to stockholder..............................................                 --           (17,100)
                                                                                  ---------------  ----------------
Net cash provided by financing activities....................................            792,710           161,675
                                                                                  ---------------  ----------------

Net increase in cash and cash equivalents....................................            230,814           366,925
Cash and cash equivalents - beginning........................................            366,925                --
                                                                                  ---------------  ----------------
Cash and cash equivalents - ending...........................................     $      597,739   $       366,925
                                                                                  ===============  ================


Supplemental Disclosures of Cash Flow Information:
Cash paid during the years for -
   Interest..................................................................     $       45,913   $         9,450
                                                                                  ===============  ================
   Taxes.....................................................................     $       15,160   $           300
                                                                                  ===============  ================

              The accompanying notes are an integral part of these
                       consolidated financial statements

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

NOTE 1 - MERGER AND ORGANIZATION OF ENTITIES

On March 19, 2002, effective as of March 1, 2002, Walker Financial Corporation (formerly known as Walker International Industries, Inc.) and subsidiaries ("Walker") (which, until February 2004, through its wholly-owned subsidiary, Kelly Color, Inc. ("Kelly Color"), operated in the film processing industry ) acquired all of the issued and outstanding common stock of American DataSource, Inc. ("ADS") and National Preplanning, Inc. ("NPI") through a series of simultaneous mergers. As discussed in Note 16, Kelly Color discontinued operations in February 2004

In the merger with ADS, Walker issued to James N. Lucas, Sr., the sole stockholder of ADS, 1,839,840 shares of common stock, and $325,000 in cash. In addition, the Company issued 18% subordinated promissory notes to the sole stockholder of ADS and his assignees in the aggregate principal amount of $500,000 due November 30, 2002. These notes were held in escrow pending the completion of a certain acquisition (as defined). The acquisition was not completed by September 30, 2002, and accordingly the notes were canceled. ADS provides trust administrative services to independent funeral homes, state master trusts and companies that own funeral homes or cemeteries for pre-need funeral and cemetery trust accounts.

In the merger with NPI, Walker issued to the stockholders of NPI a total of 2,725,730 shares of common stock. In addition, the Company issued 18% subordinated promissory notes in the aggregate principal amount of $750,000, due November 30, 2002. These notes were held in escrow pending the completion of a certain acquisition (as defined). The acquisition was not completed by September 30, 2002, and accordingly the notes were canceled. Mitchell Segal, the president, chief executive officer, and the owner of approximately 67.5% of the outstanding shares of NPI, received 1,839,670 of the shares of common stock and $506,221 principal amount of the notes. Mr. Segal also agreed to forego $304,000 of unpaid salary. NPI, which was a development stage company through February 28, 2002, is a managing general insurance agency and third party marketer of prearranged death care services to corporations, unions and affinity groups.

Walker has agreed to register a total of 913,080 shares of common stock that was issued in the ADS and NPI acquisitions for resale by the former stockholders of ADS and NPI. Such 913,080 shares represent approximately 20% of the shares of common stock that were issued in the two acquisitions.

The mergers were accounted for as purchase transactions, pursuant to the guidance of Staff Accounting Bulletin Topic 2a issued by the Securities and Exchange Commission (the "SEC"), whereby NPI not Walker was the accounting acquirer. The historical financial statements prior to March 1, 2002 are those of NPI. NPI has established a new basis for Walker and ADS assets and liabilities based upon an allocation of the fair value of the merger. The subordinated promissory notes were considered contingent consideration and would have been recorded if the contingency would have been resolved. The adjustments to reflect the fair values of the assets and liabilities of ADS and Walker acquired by NPI in the merger transactions are as follows:

American DataSource, Inc.
Number of shares of common stock issued............          183,984
Per share fair value of stock issued...............  $          2.69
                                                     ---------------
Fair value of common stock ........................  $       494,917
Cash ..............................................          325,000
                                                     ---------------
     Total purchase price..........................  $       819,917
                                                     ===============

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                                   (CONTINUED)

     Fair value of net assets acquired -
         Current assets.............................................   $      293,446
         Property and equipment.....................................          401,933
         Intangibles - customer list................................          371,597
         Liabilities assumed........................................         (247,059)
                                                                       ---------------
             Fair value of net assets acquired..........................................  $       819,917
                                                                                          ================

Walker Financial Corporation

Number of shares of common stock outstanding [i]........................................          228,271
Per share fair value of stock outstanding...............................................  $          2.69
                                                                                          ----------------
Fair value of common stock..............................................................  $       614,049
Merger costs ...........................................................................           55,000
                                                                                        -----------------
     Total purchase price...............................................................  $       669,049
                                                                                          ================

     Fair value of net assets acquired -
         Current assets.............................................   $      866,110
         Property and equipment [ii]................................               --
         Other assets [ii]..........................................               --
         Liabilities assumed........................................          (38,371)
                                                                       ---------------
             Fair value of net identifiable assets acquired.............................  $       827,739
             Negative goodwill [iii]....................................................         (158,690)
                                                                                          ----------------
                                                                                          $       669,049

(i) The number of shares of common stock outstanding is net of 2,495,390 shares of treasury stock which were retired as part of the merger transactions. (ii) The excess of fair value of net assets acquired over the purchase price was allocated first to reduce property and equipment and other assets to zero, then to negative goodwill.

(iii) Negative goodwill was immediately reflected as an extraordinary gain in the consolidated financial statements for the year ended December 31, 2002.

The pro forma unaudited condensed consolidated results of operations for the year ended December 31, 2002, as if the mergers occurred on January 1, 2002, are as follows:

Net sales....................................................................................    $       2,319,757
Cost of sales................................................................................              655,840
                                                                                                 ------------------
   Gross profit..............................................................................            1,663,917
Operating expenses...........................................................................            2,112,013
                                                                                                 -----------------
   Operating loss............................................................................             (448,096)
Extraordinary item...........................................................................              158,690
                                                                                                 ------------------
   Net loss..................................................................................    $        (289,406)
                                                                                                 ==================

Basic and diluted net income per common share................................................    $           (0.04)
                                                                                                 ==================

Weighted average number of common shares outstanding.........................................            6,975,570
                                                                                                 ==================

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                                   (Continued)

This pro forma information does purport to be indicative of what would have occurred had the mergers been completed as of January 1, 2002 or results which may occur in the future.

Subsequent to the mergers, the Company changed its fiscal year end from November 30th to December 31st to correspond with the fiscal year end of NPI.

In November 2002, Walker changed its name from Walker International Industries, Inc to Walker Financial Corporation.

In December 2002, the Company effectuated a stock dividend, whereby for each one share of common stock held nine additional shares and were issued as a dividend. The dividend has been deemed to be a significant stock dividend and pursuant to applicable to Delaware state law the stock dividend was accounted for as in a manner similar to a stock split. As a result of the stock dividend, the Company has issued approximately 6.7 million shares of common stock. All share information have been retroactively restated to January 1, 2001.

In December 2003, Stewart Enterprises, Inc., the third largest operator of funeral homes in the United States, granted NPI exclusive marketing rights to conduct pre-arrangement sales to members of certain affinity groups within a number of jurisdictions in the states of California and Florida.

NOTE 2 - MANAGEMENT'S LIQUIDITY PLAN

The Company has begun implementing various marketing plans to increase revenues for both NPI and ADS. The Company also is attempting to sell the real estate, building and improvements at which Kelly Color formerly conducted its operations (the "Kelly property"), as well as seeking to make strategic acquisitions. In addition, the Company will attempt to raise addition capital to assist in the further execution of its marketing plans and to fund any possible future acquisitions. The Company believes that the cash flows from a combination of the sale of the Kelly property, the successful execution of its marketing plans resulting in increased sales and any additional capital that the Company may obtain through sales of its equity and debt securities will be sufficient to pay that portion of its debt that is due within the next twelve months, as well as to fund the Company's operations. There can be no assurance that the Company will be successful in any of its plans as discussed in this paragraph. To the extent that the Company is unsuccessful in its plans to increase its cash position, the Company may find it necessary to curtail some of its operations and possible future acquisitions.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

Commencing March 1, 2002, the Company began classifying its operations into two business segments. ADS provides administrative services to independent funeral homes, state Master Trust and companies that own funeral homes or cemeteries for pre-need funeral and cemetery accounts. NPI plans to sell pre-arranged death care plans as a voluntary benefit to corporations, unions and affinity groups, and represents independent funeral homes in marketing the sale of pre-arranged funerals. During the years ended December 31, 2002 NPI did not generate any revenues.

Kelly Color operates a non-digital photographic development laboratory to the photographic profession. In February 2004, the Company sold certain assets of Kelly Color (see Note 15) and have discontinued operating in the non-digital photographic development, accordingly no segment information is reported.

The consolidated financial statements include the accounts of Walker and its wholly-owned subsidiaries NPI, Kelly Color, and ADS collectively referred to as the ("Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                                   (Continued)

REVENUE RECOGNITION

ADMINISTRATIVE SERVICES

Revenue is recognized at the time the administrative services are performed and provided, or made available to its customers. Services are billed monthly based upon predetermined percentage of the total assets included in the respective pre-need funeral master trust fund.

FILM PROCESSING (DISCONTINUED OPERATIONS)

Revenue from the processing of film and the sale of photographic portraits is recognized at the time of shipment to the customer.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and is being depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred; costs of major additions and betterments are capitalized. When property and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations.

SOFTWARE DEVELOPMENT COSTS

The Company capitalizes software development costs from the point in time when technological feasibility has been established until the computer software product is available for use. The annual amortization of the capitalized amounts will be the greater of the ratio of the current revenue to total projected revenue for a product, or the straight-line method, and is applied over periods ranging up to five years. The Company performs periodic reviews to ensure that unamortized costs remain recoverable through the generation of future revenues.

WEBSITE DEVELOPMENT COSTS

Website development costs consist principally of outside consultants and related expenses. The Company follows the provisions of Emerging Issues Task Force ("EITF") Issue No. 00-2, "Accounting for Website Development Costs," which provides guidance in accounting for costs incurred to develop a website. The Company's website is being continually changed on a regular basis as the business model continues to evolve. Accordingly, due to the uncertainty of the Company's future product, these costs are expensed as incurred and are included in website development costs in the accompanying financial statements.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to expense as incurred.

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                                   (Continued)

STOCK OPTIONS AND SIMILAR EQUITY INSTRUMENTS

At December 31, 2003, the Company had a Equity Incentive Plan, which is described more fully in Note 13. As permitted under Statement of Financial Accounting Standard ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148"), which amended SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations including "Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB No. 25. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation:

                                                                                    Years Ended December 31,
                                                                                    2003                2002
                                                                             ------------------  ------------------
Net loss as reported.....................................................    $      (1,209,460)  $        (277,159)
Deduct:  Total stock-based employee compensation expense determined
   under fair value-based method for all awards, net of related tax effect              (8,005)             (2,832)
                                                                             ------------------  ------------------
Pro forma (loss).........................................................    $      (1,217,465)  $        (279,991)
                                                                             ==================  ==================
Basic and diluted net loss per share as reported.........................    $           (0.16)  $           (0.04)
                                                                             ==================  ==================
Basic and diluted pro forma net loss per share...........................    $           (0.16)  $           (0.04)
                                                                             ==================  ==================

The fair value of options at date of grant was estimated using the Black-Scholes fair value based method with the following weighted average assumptions:

                                                 Years Ended December 31,
                                             --------------------------------
                                                  2003               2002
                                             ---------------  ---------------
Expected life (years)......................       5 Years          10 Years
Interest rate..............................         5.09%             5.40%
Annual rate of dividends...................         0.00%             0.00%

LOSS PER SHARE

The Company adopted the provisions of SFAS No. 128, "Earnings per Share" ("SFAS 128"), which requires the presentation of basic and diluted earnings per share ( "EPS"). Basic EPS is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted. The effect of the shares issued in the NPI merger transaction on the Company has been given retroactive application in the earnings per share calculation. All of the Company's outstanding warrants to purchase 1,009,904 shares of the Company's common stock at December 31, 2003 and 178,021 shares of the Company's common stock at December 31, 2002 are not reflected in diluted earnings per share because their effect would be anti-dilutive. Accordingly, basic and diluted earnings per share are identical.

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                                   (Continued)

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

At times during the year cash balances may exceed the maximum amounts insured by the FDIC.

INVENTORIES (DISCONTINUED OPERATIONS)

Inventories consist of photographic film and related products and is valued at lower of cost or market, determined on a first in/first out basis.

CONCENTRATION OF CREDIT RISK

The Company extends credit to customers which results in accounts receivable arising from its normal business activities. The Company does not require collateral or other security to support financial instruments subject to credit risk. The Company routinely assesses the financial strength of its customers and based upon factors surrounding the credit risk of the customers believes that its accounts receivable credit risk exposure is limited.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising costs were $18,922 and $14,767 for the years ended December 31, 2003 and 2002, respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts of certain of the Company's financial instruments including cash, approximate fair value due to their relatively short maturities. The various notes payable are recorded at carrying value with terms as disclosed elsewhere in the notes to financial statements. It is not practical to estimate the fair value of these amounts because of the uncertainty of the timing of the payments.

INCOME TAXES

The Company accounts for income taxes using the liability method, which requires the determination of deferred tax assets and liabilities based on the differences between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. Deferred tax assets are adjusted by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                                   (Continued)

At December 31, 2003, the Company has net operating loss carryforwards of approximately $3,800,000 which expire through 2022. Pursuant to Section 382 of the Internal Revenue Code regarding substantial changes in ownership, utilization of these losses may be limited. Based on this and the fact that the Company has generated operating losses through December 31, 2003, the deferred tax asset of approximately $1,300,000 has been offset by a valuation allowance of $1,300,000, which increased by $300,000 in 2003.

NEW ACCOUNTING PRONOUNCEMENTS

In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN45"). FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN 45 are effective for guarantees issued and modified after December 31, 2002, and adoption of the disclosure requirements were effective for the Company beginning with the quarter ended March 31, 2003. The adoption of FIN 45 did not have a material impact on the Company's financial position and results of operations.

In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), an interpretation of Accounting Research Bulletin No. 51. FIN 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is any legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. However, in December 2003, FASB deferred the latest date by which all public entities, which meet the definition of small business issuer under SEC Regulation S-B ("Public SB's), must apply FIN 46 to the first interim or annual reporting period ended after December 15, 2004. The effect of the adoption of this new accounting pronouncement is not expected to have a significant impact on the Company financial statements.

o SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"), provides guidance on the recognition and measurement of liabilities for costs associated with exit or disposal activities. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company implemented this standard effective January 1, 2003 with no material impact to the Company's financial statements.

o In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), which is effective for contracts entered into or modified after June 30, 2003. SFAS 149 amends FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," to clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. The effect of the adoption of this new accounting pronouncement on Company's financial statements has not been significant.

In May 2003, FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"), which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the begriming of the first interim period beginning after June 15, 2003. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. The adoption of SFAS 150 did not have a material effect on the Company's financial statements.

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                                   (Continued)

INTANGIBLES

Intangibles consist of a customer list obtained in the merger with ADS. The customer list was recorded at its estimated fair value at the merger date and is being amortized using the greater of the income forecast method or straight-line method over its estimated useful life of three years. Amortization expense for the year ended December 31, 2003 and 2002 was approximately $93,000 and $104,000, respectively.

The customer list consisted of one customer. During the fourth quarter 2003 the Company ceased doing business with the customer and wrote down the asset to $0. Accordingly the Company recorded an impairment charge of approximately $175,000.

RECLASSIFICATIONS

Certain accounts in the prior year's financial statements have been reclassified for comparative purposes to conform with the presentation in the current year's financial statements. These reclassifications have no effect on previously reported income.

NOTE 4 - INVENTORIES (DISCONTINUED OPERATIONS)

Inventories consist of the following at December 31, 2003:

                                                                  2003
                                                           ------------------
Raw materials..........................................    $          25,690
Work-in-process........................................                1,008
                                                           ------------------
                                                           $          26,698
                                                           ==================

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31, 2003:

                                                                   Estimated
                                                 2003             Useful Life
                                          -----------------   ------------------
Equipment................................ $          72,372        3-5 years
Developed software.......................           432,938        3-5 years
Leasehold improvements...................            21,357         5 years
                                          -----------------
                                                    526,667
Less: accumulated depreciation...........          (159,112)
                                          -----------------
Property and equipment, net.............. $         367,555
                                          =================

Depreciation and amortization expense for the years ended December 31, 2003 was $109,179.

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                                   (Continued)

NOTE 6 - LINE OF CREDIT, BANK

In July 2002, the Company entered into a new credit facility with a bank consisting of a $150,000 secured line of credit (the "Line of Credit"), with interest payable monthly at the bank's prime rate plus 1.25%, expiring on July 3, 2004. There was $132,560 outstanding under the Line of Credit as of December 31, 2003. The Line of Credit is collateralized by a building owned by the Company that is located in North Carolina.

NOTE 7 - NOTE PAYABLE AND ACCRUED INTEREST

On March 15, 2000, NPI obtained a $150,000 loan and issued a $150,000 note payable with interest due at 6% per annum. Interest and principal was originally due on June 14, 2001 (which was subsequently extended to June 30, 2002 and, thereafter, to June 30, 2003). In connection with such loan, NPI issued a warrant that, as a result of the NPI merger, entitled the lender to purchase 71,450 shares of the Company's common stock with an exercise price of $3.32. The Company estimated that the warrant had a fair value of $66,000 using the Black-Scholes option pricing model. Accordingly, the amount was recorded as a deferred debt discount and will accrete the discount over the life of the note.

In exchange for the extension of the due date to June 30, 2002, the Company agreed to reduce the exercise price from $3.22 to $0.25, resulting in an increase to the fair value of warrant of $27,360, which accreted to interest expense through June 30, 2002

On June 30, 2003, the Company granted the note holder an additional warrants to purchase 128,550 shares of the Company's common stock and re-priced existing warrants to purchase an additional 71,450 shares of the Company's common stock previously issued to the holder, all in connection with the holder's agreement not to demand repayment of such indebtedness prior to November 1, 2003. The newly issued warrants and the re-priced warrants entitle the holder to purchase one share of the Company's common stock per warrant at any time prior to March 15, 2006 at a purchase price of $0.15 per share. The estimated fair value of the newly issued warrants is $38,067, using the Black-Scholes option-pricing model. The estimated fair value of the re-priced warrants is $20,704, using the Black-Scholes option-pricing model. These warrants have been recorded as additional deferred debt discount and interest will accrete over the extended life of the long-term debt. Interest expense accreted during the year ended December 31, 2003 was $58,771. As of December 31, 2003, the balance due under this note was $133,375, including accrued interest.

On March 1, 2004, the Company began repayment of this note under a repayment plan calling for payments as follows:

Due Date                                                   Amount
--------                                                   ------
March 1, 2004........................................... $ 10,000
April 1, 2004...........................................   15,000
May 1, 2004.............................................   20,000

Beginning June 1, 2004, the repayment plan requires minimum monthly payments of $10,000 until the entire note is repaid in full, which is scheduled to occur on March 1, 2005.

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                                   (Continued)

NOTE 8 - BRIDGE NOTE

On July 25, 2003, the Company issued to one individual a 11% Secured Subordinated Promissory Note in the principal amount of $165,000 (the "Bridge Note") and five year warrants (the "Bridge Warrants") to purchase 25,000 shares of Common Stock at an exercise price of $0.28 per share. The estimated fair value of the Bridge Warrants is $9,500, using the Black-Scholes option-pricing model. The fair value of the Bridge Warrants has been recorded as a deferred debt discount and interest will accrete over the life of the Bridge Note. The Bridge Note has a maturity date of January 2, 2005 and is secured by all of the assets of the Company, senior to all other debt of the Company other than the mortgage collateralizing the Line of Credit. The Company received gross proceeds of $165,000 in connection with the issuance of the Bridge Note and paid a finder's fee to a registered broker-dealer of $21,450 and the issuance of additional warrants (the "Finder's Bridge Warrants") to purchase 35,000 shares of Common Stock at an exercise price of $0.28 per share. The estimated fair value of the Finder's Bridge Warrants is $13,300, using the Black-Scholes option-pricing model. The fair value of the Finder's Bridge Warrants has been recorded as a deferred financing cost and will be amortized over the life of the Bridge Note. The Company incurred other costs related to the issuance of the Bridge Note, Bridge Warrants and Finder's Bridge Warrants aggregating to approximately $11,000. The holder of the bridge note participated in the Company's private placement discussed in Note 11 to these consolidated financial statements and the principal amount of the bridge note was utilized by the holder to purchase a new note in the private placement. Accordingly, the Company expensed the remaining deferred financing costs at the date of surrender of the Bridge Note for the new note issued pursuant to the private placement.

NOTE 9 - ISSUANCE OF WARRANTS AND OPTION

During the year ended December 31, 2003, the Company issued warrants and an option as follows:

o The Company ratified the issuance, as of November 25, 2002, of 31,463 warrants to a consultant for services rendered. These warrants entitle the holder to purchase one share of Common Stock per warrant at any time prior to November 25, 2005 at a purchase price of $0.30 per share.

o The Company issued 400,000 warrants in connection with the retention of an investor relations consultant. These warrants entitle the holder to purchase one share of Common Stock per warrant at any time prior to October 1, 2008 at a purchase price of $0.28 per share. The estimated fair value of these warrants is $116,000, using the Black-Scholes option-pricing model. In December 2003, the Company terminated its relationship with this consultant. Accordingly, the Company recorded $116,000 of consulting expense at December 31, 2003.

o The Company issued 15,000 warrants in connection with the retention of a registered broker-dealer to act as placement agent (the "Placement Agent") for the private placement of Company securities discussed in Note 11 to these consolidated financial statements. These warrants entitle the holder to purchase one share of Common Stock per warrant at any time prior to June 13, 2008 at a purchase price of $0.28 per share. The estimated fair value of these warrants is $5,700, using the Black-Scholes option-pricing model. The estimated fair value of these warrants has been recorded as a deferred financing cost and will be amortized over the life of the Bridge Note. The Company is required to issue additional warrants to the Placement Agent upon the successful completion of the private placement.

o The Company issued a total of 60,000 Bridge Warrants in connection with the sale of the Bridge Note discussed in Note 9 to these consolidated financial statements. The Placement Agent received 35,000 Bridge Warrants as the finder's fee in connection with the sale of the Bridge Note. Each Bridge Warrant entitles its holder to purchase one share of Common Stock at any time prior to July 25, 2008 at a purchase price of $0.28 per share.

o The Company granted, under the Company's 2002 Equity Incentive Plan, an employee an option to purchase 25,000 shares of Common Stock at any time prior to October 2, 2008 at a purchase price of $0.30 per share.

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                                   (Continued)

NOTE 10 - RELATED PARTY TRANSACTIONS

DUE TO STOCKHOLDERS

This balance represents advances made by two individuals that are stockholders of the Company (one is also an officer), which are non-interest bearing and have no definitive repayment terms.

DUE FROM AFFILIATE

This balance represents an advance made to an affiliate of the Company, which is non-interest-bearing and is due on demand.

NOTE 11 - LONG-TERM DEBT

In December 2003, the Company issued in aggregate $845,000 10% Senior Subordinate Secured Convertible Promissory Notes (each, a "10% Note") of the Company in a private placement. The Company received net proceeds in the amount of $570,150, after payment of the placement agent's commission and non-accountable expense allowance and other expenses of the private placement. Each 10% Note shall bear interest at the rate of 10% per annum, payable semi-annually, and mature in December 2006. The 10% Notes shall be secured by a security interest in all of the assets of the Company. The 10% Notes may be pre-paid, in whole or part, at any time, at the sole discretion of the Company and shall be subject to mandatory re-payment upon the occurrence of specified events (as defined). Each record holder of a 10% Note shall have the right to convert all or any portion of the amount outstanding under the 10% Note into Common Stock at a conversion price (subject to adjustment) of $0.71 per share through the second anniversary of the closing date or $1.25 thereafter. In addition, the outstanding amount of the 10% Notes shall be subject to automatic conversion, at the conversion price then in effect, if the market price of the Common Stock equals or exceeds $3.00 for any twenty consecutive trading days and certain other conditions are then in effect.

The placement agent received a cash commission of $86,500 and a non-accountable expense allowance of $18,400 in connection with its private placement services. In addition, the Company issued to the placement agent warrants to purchase 264,063 shares of the Company's common stock. Each of these warrants entitles its holder to purchase one share of Common Stock at an exercise price of $0.28 per share. These warrants shall be exercisable through the third anniversary of the private placement closing date. The estimated fair value of these warrants is $105,625 using the Black-Scholes option-pricing model. The estimated fair value of these warrants along with the cash fee and non-accountable expense allowance has been recorded as a deferred financing cost and will be amortized over the life of the 10% Notes.

Each of the holders of the 10% Notes have been granted certain registration rights that required the Company, within one month following the initial sale and issuance of the 10% Notes to file a registration statement under the Securities Act registering for resale the shares of the Company's common stock issuable upon conversion of the holder's 10% Note. The Company further is required to use its best efforts to cause such registration statement to become effective within five months following the initial sale and issuance of the 10% Notes. In the event that the registration statement has not been declared effective within five months following the initial sale and issuance of the 10% Notes, or the effectiveness of the registration statement is thereafter suspended for a period in excess of two months, in either case, due to the Company not having used its commercially best efforts, the Company shall pay a monthly penalty to each holder of a 10% Note equal to 1.5% of the average outstanding principal amount of the 10% Note for the immediately preceding month. The Company is required to keep such registration statement effective for a nine-month period. In addition to such required registration, the Company also has granted the holders of the 10% Notes one demand and an unlimited number of piggyback registration rights, exercisable through the fifth anniversary of the initial sale and issuance of the 10% Notes. The initial sale and issuance of the 10% Notes occurred on December 5, 2003. As of March 10, 2004, the Company has not filed any registration statement as contemplated by the registration rights granted to the holders of the 10% Notes.

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                                   (Continued)

NOTE 12 - ECONOMIC DEPENDENCY

MAJOR CUSTOMER

During the year ended December 31, 2003 and 2002, the Company had sales of $800,123 (48%) and $855,197 (44%), respectively to one customer. At December 31, 2003 and 2002, respectively, approximately $0 and $78,000, respectively was due from this customer and included accounts receivable. During the fourth quarter of the year ended December 31, 2003 this customer ceased doing business with the Company.

NOTE 13 - COMMITMENT AND CONTINGENCIES

LITIGATION

The Company is involved in litigation through the normal course of business. The Company believes that the resolution of these matters will not have a material adverse effect on the financial position of the Company.

COMMITMENTS

The Company has entered into an employment agreement with Mitchell Segal to serve as the Company's president and chief executive officer through December 31, 2005. Under Mr. Segal's employment agreement, the Company will pay Mr. Segal an annual base salary of $200,000 for 2003, with annual increases of not less than $10,000, plus a bonus equal to a minimum of 3% to a maximum of 5% of the gross proceeds received from equity financings and a minimum of 3% to a maximum of 7.5% of the Company's net income, provided the Company's net income is at least $500,000. The bonus is payable through 2008, even if Mr. Segal's employment with the Company is terminated by the Company except in the event the termination is for cause. In no event may the bonuses due Mr. Segal exceed an aggregate of $304,025. Mr. Segal also is entitled to discretionary bonuses, if any, awarded by the Company's board of directors.

The Company also has entered into an employment agreement with Peter Walker to serve as president of the Company's Kelly Color Laboratories, Inc. subsidiary through March 18, 2012. Under Mr. Walker's employment agreement, the Company will pay Mr. Walker an annual base salary of $100,000, plus a monthly non-accountable expense allowance of $1,000. Mr. Walker's employment agreement does not require Mr. Walker to devote a minimum number of hours to the business of Kelly Color. Mr. Walker's employment agreement does require the Company to use the Company's best efforts to cause Mr. Walker to be nominated for election to the Company's board of directors during the term of Mr. Walker's employment agreement.

Mr. Walker's employment agreement provides for him to be paid his salary:

o for a two year period following his termination due to a disability and

o for the entire remaining employment term in the event his termination is otherwise than for cause or disability; provided that, if the termination is due to a failure to pay Mr. Walker his compensation otherwise payable under the employment agreement, then the rate of compensation shall be

o in the seventh year, 150% of his salary at the time of termination,

o in the eighth year, 200% of his salary at the time of termination,

o in the ninth year, 250% of his salary at the time of termination, and

o in the tenth year, 300% of his salary at the time of termination.

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                                   (Continued)

OPERATING LEASE ARRANGEMENTS

On May 8, 2002, ADS entered into a non-cancelable operating lease for its facilities located in Houston, Texas expiring in June 2005.

Walker leases office space under a non-cancelable operating lease expiring in May 2004.

Future minimum rental payments under the above non-cancelable operating leases as of December 31, 2003 are as follows:

 Year Ending
 December 31,            Amount
-------------        --------------
    2004             $      110,000
    2005                     54,000
                     --------------
                     $      164,000

Rental expense for the years ended December 31, 2003 and 2002 was approximately $102,000 and $77,000, respectively.

NOTE 14 - EQUITY INCENTIVE PLAN

On September 18, 2002, the stockholders of the Company approved the 2002 Equity Incentive Plan. The plan reserves 70,000 shares of common stock for issuance under the Plan. The types of Awards that may be granted under the Plan include one or more of the following types, either alone or in any combination thereof:

o Options;
o Stock Appreciation Rights;
o Restricted Stock;
o Performance Grants;
o Stock Bonuses; and
o any other type of Award deemed by the Committee to be consistent with the purposes of the Plan (including, but not limited to, Awards of or options or similar rights granted with respect to unbundled stock units or components thereof, and Awards to be made to participants who are foreign nationals or are employed or performing services outside the United States).

At December 31, 2002 the Company issued ten year options to purchase 7,150 shares of common stock at fair market value at the date of grant to an outside director of the Company. Such options are exercisable at the date of grant. On January 1, 2003, the Company issued a ten year options to purchase 7,150 shares of common stock at fair market value at the date of grant to an outside director of the Company. Such options are exercisable at the date of grant.

NOTE 15 - DISCONTINUED OPERATIONS

As discussed in Note 2 to these financial statements, subsequent to December 31, 2003, the Company discontinued the operations of Kelly Color in February 2004 and sold certain of the assets of Kelly Color ("Kelly Assets") for an aggregate purchase price of $12,500 in cash. With the sale of the Kelly Assets the Company will discontinue to operate in the non-digital photographic development segment. Accordingly, the Company has reported that Kelly Color as discontinued operations effective December 31, 2003 in its balance sheet and its statement of operations for the years December 31, 2003 and 2002. Any remaining assets and liabilities of Kelly Color will be shown as assets and liabilities of discontinued operations until such assets are and liabilities are either sold or otherwise disposed of.

At December 31, 2003, the discontinued assets and liabilities of Kelly Color are:

         Assets -

            Accounts receivable                                       $ 4,631
            Inventories                                                26,698
            Prepaid expenses and other current assets                  12,054

            Fixed assets                                               21,056
                                                                      -------

            Total Assets                                              $64,439
                                                                      =======


         Liabilities -

            Accounts payable and accrued expenses                     $27,869

            Customer deposits                                           2,152
                                                                      -------

            Total Liabilities                                         $30,021
                                                                      =======

The results of discontinued operations for the years ended December 31, 2003 and 2002 are:

                                        The year              The year
                                      ended December        ended December
                                        31, 2003              31, 2002
                                        ---------             ---------
         Revenues                       $ 664,326             $ 787,928
         Cost of revenues                 548,362               534,548
         Operating expenses               303,456               288,615
         Extraordinary gain                    --               158,690
                                        ---------             ---------
         Net loss                       $(187,492)            $ 123,455
                                        =========             =========

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                               September 30, 2004

                                     ASSETS

Current assets -
  Cash and cash equivalents.................................   $        100,227
  Accounts receivable.......................................             23,264
  Assets of discontinued operations.........................             33,518
  Prepaid expenses and other current assets.................              8,256
                                                               -----------------
     Total current assets...................................            165,265
Property and equipment, net.................................            284,264
Deferred financing costs....................................            162,017
                                                               -----------------
        Total assets........................................   $        611,546
                                                               =================

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities -

  Accounts payable and accrued expenses.....................   $         79,771
  Liabilities of discontinued operations....................             24,522
  Line of credit, bank......................................            143,423
  Notes payable and accrued interest........................            113,723
  Bridge notes and accrued interest, net of deferred debt
   discount of $18,750......................................            235,543
  Advance from officer/stockholder..........................             50,000
  10% Senior Subordinated Secured Convertible Promissory
   Notes Due 2006 and accrued interest......................            911,618
                                                               -----------------
     Total current liabilities..............................          1,558,600
Stockholders' deficiency -
  Common stock, par value $.10 per share; 100,000,000
   authorized; 8,461,510 shares issued and outstanding......            846,151
  Additional paid-in capital................................          3,713,430
  Accumulated deficit.......................................         (5,506,635)
                                                               -----------------
     Total stockholders' deficiency.........................           (947,054)
                                                               -----------------
        Total liabilities and stockholders' deficiency......   $        611,546
                                                               =================


            See notes to condensed consolidated financial statements

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Unaudited)

                            Three Months Ended            Nine Months Ended
                               September 30,                 September 30,

                       ---------------------------   ---------------------------
                           2004           2003           2004           2003
                       ------------   ------------   ------------   ------------
Net sales............. $    55,586    $   340,889    $   156,377    $   981,295
Operating expenses....     437,710        440,159      1,288,917      1,354,937
                       ------------   ------------   ------------   ------------
  Operating loss......    (382,124)       (99,270)    (1,132,540)      (373,642)
Interest (expense)....     (71,827)       (51,519)      (123,743)       (55,819)
                       ------------   ------------   ------------   ------------
Loss from continuing
 operations...........    (453,951)      (150,789)    (1,256,283)      (429,461)
(Loss) income from
 discontinued
 operations...........        (508)        27,513        (61,995)       (71,557)
                       ------------   ------------   ------------   ------------
     Net loss......... $  (454,459)   $  (123,276)   $(1,318,278)   $  (501,018)
                       ============   ============   ============   ============

Per share data - basic
 and diluted
(Loss) from continuing
 operations........... $     (0.06)   $     (0.02)   $     (0.16)   $     (0.06)

(Loss) from
 discontinuing
 operations........... $      0.00    $      0.00    $     (0.01)   $     (0.01)
                       -----------    ------------   ------------   ------------
                       $     (0.06)   $     (0.02)   $     (0.17)   $     (0.07)
                       ============   ============   ============   ============
Weighted average
 number of common
 shares outstanding...   7,733,032      7,501,510      7,612,860      7,501,510
                       ============   ============   ============   ============

            See notes to condensed consolidated financial statements

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                          Nine Months Ended
                                                            September 30,
                                                     ---------------------------
                                                         2004           2003
                                                     ------------   ------------
Cash Flows From Operating Activities:

   Net cash used in operating activities............    (913,804)      (276,568)
                                                     ------------   ------------

Cash Flows From Investing Activities:

Purchase of property and equipment..................     (14,806)       (35,235)
                                                     ------------   ------------
   Net cash used in provided by investing activities     (14,806)       (35,235)
                                                     ------------   ------------

Cash Flows From Financing Activities:

Principal repayment of notes payable................     (19,652)            --
Net proceeds from line of credit, bank..............      10,863        136,809
Proceeds from bridge notes..........................     250,000        140,000
Advances from officer/stockholder...................      50,000             --
Proceeds from sale of common stock..................     150,000             --
                                                     ------------   ------------
   Net cash provided by financing activities........     441,211        276,809
                                                     ------------   ------------

Net decrease in cash and cash equivalents...........    (487,399)       (34,994)
Cash and cash equivalents - beginning...............     587,626        366,925
                                                     ------------   ------------
Cash and cash equivalents - ending.................. $   100,227    $   331,931
                                                     -----------    ------------

Supplemental Disclosures of Cash Flow Information -
Cash paid during the periods for:
   Interest......................................... $     2,527    $        --
                                                     ============   ============



            See notes to condensed consolidated financial statements

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

On March 19, 2002, effective as of March 1, 2002, Walker Financial Corporation (formerly known as Walker International Industries, Inc.) and subsidiaries ("Walker") (which, until February 2004, through its wholly-owned subsidiary, Kelly Color, Inc. ("Kelly Color"), operated in the film processing industry ) acquired all of the issued and outstanding common stock of American DataSource, Inc. ("ADS") and National Preplanning, Inc. ("NPI") through a series of simultaneous mergers. As discussed in Note 11, Kelly Color discontinued operations in February 2004.

Subsequent to the mergers, the Company changed its fiscal year end from November 30th to December 31st to correspond with the fiscal year end of NPI.

In November 2002, Walker changed its name from Walker International Industries, Inc to Walker Financial Corporation.

In December 2003, Stewart Enterprises, Inc., the third largest operator of funeral homes in the United States, granted NPI exclusive marketing rights to conduct pre-arrangement sales to members of certain affinity groups within a number of jurisdictions in the states of California and Florida.

BASIS OF PRESENTATION

The condensed consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying condensed consolidated financial statements include all adjustments (consisting of normal, recurring adjustments) necessary to make the Company's financial position, results of operations and cash flows not misleading as of September 30, 2004 and for all periods presented. The results of operations for the three and nine months ended September 30, 2004 are not necessarily indicative of the results of operations for the full year or any other interim period. These financial statements should be read in conjunction with the audited financial statements and notes thereto included herein.

NOTE 2 - MANAGEMENT'S LIQUIDITY PLAN

The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United Sates of America, which contemplate continuation of the Company as a going concern. However, for the nine months ended September 30, 2004, the Company incurred a net loss of $1,164,578 and had a working capital deficiency of $1,393,335.

The Company has begun implementing various marketing plans to increase revenues for both NPI and ADS. The Company also is attempting to sell the real estate, building and improvements at which Kelly Color formerly conducted its operations (the "Kelly property"), as well as seeking to make strategic acquisitions. In addition, the Company will attempt to raise additional capital to assist in the further execution of its marketing plans and to fund any possible future acquisitions. The Company believes that the cash flows from a combination of the sale of the Kelly property, the successful execution of its marketing plans resulting in increased sales and any additional capital that the Company may obtain through sales of its equity and debt securities will be sufficient to pay that portion of its debt that is due within the next twelve months, as well as to fund the Company's operations. During the nine months ended September 30, 2004, the Company sold 750,000 shares of Company common stock for an aggregate

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)
                                   (Continued)

purchase price of $150,000 (see Note 7) and issued bridge notes in the principal amount of $250,000 (see Note 6). There can be no assurance that the Company will be successful in any of its plans as discussed in this Note 2. To the extent that the Company is unsuccessful in its plans to increase its cash position, the Company may find it necessary to further curtail some of its operations and possible future acquisitions. These matters raise substantial doubt about the Company's ability to continue as a going concern. However, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of the liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities that might be necessary should the company be unable to continue as a going concern.

NOTE 3 - SELECTED SIGNIFICANT ACCOUNTING POLICIES

LOSS PER SHARE

The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS No. 128 requires the presentation of basic and diluted earnings per share ("EPS"). Basic EPS is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted. The Company's outstanding options, warrants and convertible securities, as set forth below, are not reflected in diluted earnings per share because their effects would be anti-dilutive. Accordingly, basic and diluted earnings per share are identical.

                                                            September 30,
                                                     ---------------------------
                                                         2004           2003
                                                     ------------   ------------
Options.............................................      52,170             --
Warrants............................................   1,169,906        178,021
Convertible debt....................................   1,283,969             --
                                                     ------------   ------------
                                                       2,493,873        178,021
                                                     ============   ============
STOCK-BASED COMPENSATION

STOCK OPTIONS AND SIMILAR EQUITY INSTRUMENTS

At September 30, 2004, the Company had a Equity Incentive Plan, which is described more fully in Note 13. As permitted under Statement of Financial Accounting Standard ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS 148"), which amended SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations including "Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB No. 25. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation:

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)
                                   (Continued)

                            Three Months Ended            Nine Months Ended
                               September 30,                 September 30,
                       ---------------------------   ---------------------------
                           2004           2003           2004           2003
                       ------------   ------------   ------------   ------------
Net loss, as reported. $  (454,459)   $  (123,076)   $(1,318,278)   $  (501,018)
Deduct: Total
 stock-based employee
 compensation expense
 determined under fair
 value-based method
 for all awards, net
 of related tax effect          --             --             --             --
                       ------------   ------------   ------------   ------------
Pro forma loss........ $  (454,459)   $  (123,076)   $(1,318,278)   $  (501,018)
                       ============   ============   ============   ============

Basic and diluted net
 loss per share, as
 reported............. $     (0.06)   $     (0.02)   $     (0.17)   $     (0.07)
                       ============   ============   ============   ============
Basic and diluted pro
 forma net loss per
 share................ $     (0.06)   $     (0.02)   $     (0.17)   $     (0.07)
                       ============   ============   ============   ============


NEW ACCOUNTING PRONOUNCEMENTS

In January 2003, FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), an interpretation of Accounting Research Bulletin No. 51. FIN 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is any legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. However, on October 8, 2003, FASB deferred the latest date by which all public entities which are small business issuers must apply FIN 46 to the first reporting period ended after December 15, 2004. The effect of the adoption of this new accounting pronouncement on the Company's financial statements will not be significant.

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)
                                   (Continued)

NOTE 4 - LINE OF CREDIT, BANK

In July 2002, the Company entered into a new credit facility with a bank consisting of a $150,000 secured line of credit (the "Line of Credit"), with interest payable monthly at the bank's prime rate plus 1.25%, expiring on July 3, 2004. There was $143,423 outstanding under the Line of Credit as of September 30, 2004. The Line of Credit is collateralized by a building owned by the Company that is located in North Carolina.

The Line of Credit was modified in June 2004 and, as modified, requires monthly payments of $1,225, commencing on July 21, 2004, and a final payment of the outstanding balance on June 21, 2005.

NOTE 5 - 10% SENIOR SUBORDINATED SECURED CONVERTIBLE PROMISSORY NOTES

In December 2003, the Company sold and issued 10% Senior Subordinated Secured Convertible Promissory Notes (the "10% Promissory Notes") in the aggregate principal amount of $845,000 and due in December 2006. The proceeds raised from sale and issuance of the 10% Promissory Notes have been used to fund the Company's working capital and capital expenditure requirements. The 10% Promissory Notes are convertible into shares of the Company's common stock at $0.71 per share through December 5, 2005 and $1.25 thereafter.

The subscription agreements pursuant to which the Company sold the 10% Promissory Notes required among other matters, the Company to register for resale under the Securities Act the shares issuable upon conversion of the 10% Promissory Notes by May 5, 2004. The Company is obligated, as a result of the failure to register such conversion shares by May 5, 2004, to pay to the holders of the 10% Promissory Notes a monthly fee equal to 1.5% of the principal amount of the 10% Promissory Notes for each month, or portion thereof, that the Company fails to cause such registration. The Company failed to cause such registration by May 5, 2004 and has failed to pay the holders any monthly fee due such holders as a result of the failure to register the conversion shares.

The 10% Promissory Notes required an interest payment on July 1, 2004 in the aggregate amount of $49,057. The Company has failed to remit such interest payment to the holders of the 10% Promissory Notes. The failure to pay such interest payment is an "event of Default" under the 10% Promissory Notes, although the holders of the 10% Promissory Notes have not given notice to the Company of such event of Default. The occurrence of an event of Default would result in the interest rate on the 10% Promissory Notes to be increased to 12% per annum. The Company has the right to avoid the declaration of an event of Default due to the failure to tender the July 1, 2004 interest payment by issuing to the holders additional shares of the Company's common stock at the per diem rate of 0.003125 shares for every $1.00 of principal, or an aggregate of 2,640.625 shares per day. The Company has not tendered such shares as of September 30, 2004.

The 10% Promissory Notes also prohibited additional borrowings by the Company, from any source, without the prior approval of the placement agent for the 10% Promissory Notes or the holders of a majority of the aggregate principal amount of the 10% Promissory Notes. As discussed in Note 6 to these unaudited consolidated condensed financial statements, in May and August 2004, the Company borrowed an aggregate of $250,000. Further, as discussed in Note 7 to these unaudited consolidated condensed financial statements, in July 2004, the Company borrowed an additional $50,000 from an officer/stockholder.

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)
                                   (Continued)

In October 2004, the Company offered to the holders of the 10% Promissory Notes one share of Company common stock for each $0.30 of principal evidenced by the 10% Promissory Notes and one share of Company common stock for each $0.23 of accrued interest due under the 10% Promissory Notes through September 30, 2004 in exchange for the holders waiving substantially all of their rights under the 10% Promissory Notes. The Company did agree to (a) use its best efforts to expeditiously register for resale the shares that the holders of the 10% Promissory Notes would receive in such exchange and (b) issue additional shares to the holders in the event that the Company issued shares to certain third parties for consideration less than $0.30 at any time prior to December 4, 2006. As of November 17, 2004, the holders of 10% Promissory Notes in the aggregate principal amount of $795,000 had indicated their desire to accept the Company's offer of exchange. Accordingly, the Company shall issue a total of 2,938,043 shares of Company common stock upon consummating the offer of exchange with such holders of the 10% Promissory Notes (or 3,122,845 shares of Company common stock, if all of the holders of the 10% Promissory Notes accept the Company's offer of exchange). The Company will record a debt conversion expense based upon the value of the additional shares issued as a result of reducing the conversion price upon consummating the offer of exchange.

NOTE 6 - NOTES PAYABLE AND BRIDGE NOTES

NOTES PAYABLE

In August 2004, the due date of a 6% promissory note originally issued by NPI prior to March 19, 2002 was extended to the earlier of (a) the date which is 60 days following the effectiveness of a registration statement under the Securities Act registering for resale the shares of our common stock issuable upon exercise of the warrants sold and issued with the 6% promissory note or (b) January 2, 2005. The consideration tendered by the Company in connection with the extension of the due date of the 6% promissory note was a reduction in the exercise price of the warrants sold and issued with the 6% Promissory Notes to $0.45 per share. The reduction in the exercise price of these warrants has resulted in a reduction in the conversion price of the 10% Promissory Notes to $0.45.

BRIDGE NOTES

In May 2004, the Company sold and issued, for gross proceeds of $125,000, (a) a 6% promissory note in the principal amount of $125,000 and due on August 22, 2004 and (b) warrants to purchase 70,000 shares of the Company's common stock at an exercise price of $0.71 per share. The fair value of the warrants is $35,000 using the Black-Scholes option pricing model and was recorded as a deferred debt discount which will accrete to interest expense over the life of this promissory note. In August 2004, the due date of such promissory note was extended to no later than January 2, 2005.

In August 2004, the Company sold and issued, for gross proceeds of $125,000, (a) a 6% promissory note in the principal amount of $125,000 and due January 2, 2005 and (b) warrants to purchase 105,000 shares of the Company's common stock at an exercise price of $.45 per share. The fair value of the warrants is $31,250 using the Black-Scholes option pricing model and was recorded as a deferred debt discount which will accrete to interest expense over the life of this promissory note.

NOTE 7 - ADVANCE FROM OFFICER/STOCKHOLDER

In July 2004, an officer and stockholder advanced the Company $50,000. The advance is non-interest bearing and has no definitive repayment terms.

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)
                                   (Continued)

NOTE 8 - STOCKHOLDERS' DEFICIENCY

During the nine months ended September 30, 2004, the Company sold and issued an aggregate of 750,000 shares of the Company's common stock for gross proceeds of $150,000.

On July 26, 2004, the Company entered into a term sheet that contemplates the sale to a limited liability company of up to $10 million of shares of Company common stock. The sale of such shares is subject to the prior registration of such shares for resale by the limited liability company/purchaser and the Company complying with certain other conditions. The term sheet required the Company to pay the limited liability company $10,000 in cash and issue the limited liability company 60,000 shares of Company common stock to reimburse the limited liability company for its expenses connected to the transaction. The 60,000 shares have been valued at $31,200. This reimbursement payment has been recorded as an expense.

Subsequent to September 30, 2004, the Company sold 250,000 shares of Company common stock for gross proceeds of $50,000.

NOTE 9 - CONSULTING AGREEMENT

In April 2004, the Company entered into a consulting agreement pursuant to which the Company agreed to issue to the consultant 150,000 shares of our common stock and an option to purchase an additional 50,000 shares of the Company's common stock, exercisable at $0.20 per share, in consideration for the consultant's agreement to provide specified services. The Company issued the common stock to the consultant in connection with the execution of the consulting agreement. Subsequently, the Company terminated the consultant and refused to deliver the option due to the Company's belief that the consultant was unable to perform the agreed-upon services. The consultant retained such 150,000 shares, which were issued pursuant to the Company's 2002 Equity Incentive Plan. Accordingly, the Company recorded an expense of $75,000 which represents the fair value of the common stock issued.

NOTE 10 - COMMITMENT AND CONTINGENCIES

LITIGATION

The Company is involved in litigation through the normal course of business. The Company believes that the resolution of these matters will not have a material adverse effect on the financial position of the Company.

COMMITMENTS

The Company has entered into an employment agreement with Mitchell Segal to serve as the Company's president and chief executive officer through December 31, 2005. Under Mr. Segal's employment agreement, the Company was obligated to pay Mr. Segal an annual base salary of $200,000 for 2002, with annual increases of not less than $10,000, plus a bonus equal to a minimum of 3% to a maximum of 5% of the gross proceeds received from equity financings and a minimum of 3% to a maximum of 7.5% of the Company's net income, provided the Company's net income is at least $500,000. The bonus is payable through 2008, even if Mr. Segal's employment with the Company is terminated by the Company except in the event the termination is for cause. In no event may the bonuses due Mr. Segal exceed an aggregate of $304,025. Mr. Segal also is entitled to discretionary bonuses, if any, awarded by the Company's board of directors. The Company is paying Mr. Segal an annual base salary of $220,000 for 2004.

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)
                                   (Continued)

The Company also has entered into an employment agreement with Peter Walker to serve as president of the Company's Kelly Color Laboratories, Inc. subsidiary through March 18, 2012. Under Mr. Walker's employment agreement, the Company will pay Mr. Walker an annual base salary of $100,000, plus a monthly non-accountable expense allowance of $1,000. Mr. Walker's employment agreement does not require Mr. Walker to devote a minimum number of hours to the business of Kelly Color. Mr. Walker's employment agreement does require the Company to use the Company's best efforts to cause Mr. Walker to be nominated for election to the Company's board of directors during the term of Mr. Walker's employment agreement.

Mr. Walker's employment agreement provides for him to be paid his salary:

o  for a two year period following his termination due to a disability and

o for the entire remaining employment term in the event his termination is otherwise than for cause or disability;

provided that, if the termination is due to a failure to pay Mr. Walker his compensation otherwise payable under the employment agreement, then the rate of compensation shall be

o  in the seventh year, 150% of his salary at the time of termination,

o  in the eighth year, 200% of his salary at the time of termination,

o  in the ninth year, 250% of his salary at the time of termination, and

o  in the tenth year, 300% of his salary at the time of termination.

NOTE 11 - SEGMENT REPORTING AND DISCONTINUED OPERATIONS

On February 4, 2004, the Company sold certain assets of Kelly Color and discontinued operating in the film processing segment. Accordingly, the Company currently operates in one segment, the administrative services to independent funeral homes, state master trusts and companies that own funeral homes or cemeteries for pre-arrangement funeral and cemetery accounts.

For all periods presented in these condensed consolidated financial statements, the operations of Kelly Color are reported as discontinued operations. At September 30, 2004, the discontinued assets and liabilities of Kelly Color are:

Assets -

   Prepaid expenses and other current assets.......... $     12,712
   Fixed assets.......................................       20,806
                                                       -------------
       Total assets................................... $     33,518
                                                       =============

Liabilities -

   Accounts payable and accrued expenses.............. $     24,522
                                                       -------------
       Total liabilities.............................. $     24,522
                                                       =============

                  WALKER FINANCIAL CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)
                                   (Continued)

The results of discontinued operations for the three and nine months ended September 30, 2004 and 2003 are:

                            Three Months Ended            Nine Months Ended
                               September 30,                 September 30,
                       ---------------------------   ---------------------------
                           2004           2003           2004           2003
                       ------------   ------------   ------------   ------------
Revenues.............. $        --    $   170,555    $    47,269    $   511,444
Cost of revenues......          --       (102,027)       (80,847)      (378,951)
Operating expenses....        (508)       (41,015)       (28,415)      (204,050)
                       ------------   ------------   ------------   ------------
  Net (loss) income... $      (508)   $    27,513    $   (61,995)   $   (71,557)
                       ============   ============   ============   ============

NOTE 12 - SUBSEQUENT EVENTS

In October 2004, the Company entered into two separate consulting agreements pursuant to which the Company agreed to issue to the consultants an aggregate of
1.5 million shares of Company common stock in consideration for the consultants' agreements to provide specified services. The Company had issued an aggregate of 800,000 shares to the consultants, as of November 17, 2004.

In November 2004, the Company entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed to purchase, subject to certain conditions, $6.0 million of common stock to be purchased over a twenty-four month period.

In January 2005, the Company issued 2,936,890 shares of our common stock to seventeen accredited investors, upon conversion of the 10% Senior Subordinated Secured Convertible Promissory Notes, which had a maturity date of December 5, 2006.

In February 2005, the Company completed a private placement in which the Company sold and issued to a total of twelve accredited investors in a private placement 10% Convertible Promissory Notes in the aggregate principal amount of $375,000. These notes were sold at their face value. Each of these 10% notes, which has a maturity date of January 21, 2006, is convertible, at the option of its holder, into our common stock at any time prior to the maturity date at the conversion rate (subject to adjustment) of one share of common stock for every $0.71 of principal and accrued interest converted. The noteholders also received three-year warrants to purchase an aggregate of 125,000 shares of our common stock, exercisable at $0.71 per share.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee                       $  1,062.06
Accounting fees and expenses                 10,000.00*
Legal fees and expenses                      35,000.00*
Miscellaneous                                 3,937.94
                                           -----------
                                    TOTAL  $ 50,000.00*
                                           ===========

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         In March 2002, we issued to the former stockholder of American DataSource, Inc. and his designees an aggregate of 183,984 shares of our common stock and our 18% subordinated promissory notes in the aggregate principal amount of $500,000 in connection with our acquisition of American DataSource.

         In March 2002, we issued to the former stockholders of National Preplanning, Inc. an aggregate of 272,573 shares of our common stock and our 18% subordinated promissory notes in the aggregate principal amount of $750,000 in connection with our acquisition of National Preplanning.

         In January 2002, we acquired 3,000 shares of our common stock from a trust in which our then president, Peter Walker, served as a trustee. The purchase price for these shares was $4,822. Mr. Walker disclaims beneficial ownership of these shares and the proceeds of their sale.

         Payment of the subordinated promissory notes issued in the American DataSource and National Preplanning acquisitions is subject to our acquisition of an unaffiliated investment management and technology company serving the funeral and cemetery industry. These notes are being held in escrow until the unaffiliated party acquisition is completed or abandoned. The notes will be delivered to their respective registered owners if we complete this unaffiliated party acquisition. The notes will be returned to us for cancellation if such acquisition is abandoned or does not occur on or before September 30, 2002. We have the right to deliver a total of 187,570 shares of our common stock in full satisfaction of the promissory notes we issued in the American DataSource acquisition and a total of 277,870 shares in payment of the promissory notes we issued in the National Preplanning acquisition. The promissory notes were issued as part of the consideration in the two acquisitions in order to provide for the contingency that we may be able to complete the unaffiliated party acquisition within certain parameters. Although National Preplanning has had previous discussions with the acquisition candidate, we have not entered into a definitive agreement or letter of intent to acquire such unaffiliated party, and we may not acquire that company by September 30, 2002, or at all. As a consequence, the notes were cancelled and abandoned.

         In June 2002, we issued 2,860 shares of our common stock to one individual for consideration of $25,000.

         In July 2002, we issued 11,000 shares of our common stock to our outside legal counsel as settlement of $10,000 in professional fees.

         In October 2002, we issued, to a single individual, 31,463 shares of our common stock for the consideration of $188,778.

         We issued 128,550 warrants to the holder of indebtedness of ours in the principal amount of $150,000 and repriced an additional 71,450 warrants previously issued to the holder, all in connection with the holder's agreement not to demand repayment of such indebtedness prior to November 1, 2003. These newly issued warrants and the repriced warrants entitle the holder to purchase one share of Common Stock per warrant at any time prior to March 15, 2006 at a purchase price of $0.15 per share. The issuance and repricing of these warrants was effective October 2, 2003.

         On October 2, 2003, we ratified the issuance, as of November 25, 2002, of 31,463 warrants to a consultant for services rendered. These warrants entitle the holder to purchase one share of Common Stock per warrant at any time prior to November 25, 2005 at a purchase price of $0.30 per share.

         We issued 400,000 warrants in connection with the retention of an investor relations consultant. These warrants entitle the holder to purchase one share of Common Stock per warrant at any time prior to October 1, 2008 at a purchase price of $0.28 per share. The issuance of these warrants was effective October 2, 2003.

         We issued 15,000 warrants in connection with the retention of a registered broker-dealer to act as Placement Agent for a private placement of our securities. These warrants entitle the holder to purchase one share of Common Stock per warrant at any time prior to June 13, 2008 at a purchase price of $0.28 per share. The issuance of these warrants was effective June 14, 2003.

         We issued a total of 60,000 warrants in connection with the sale of a Bridge Note. The Placement Agent received 35,000 warrants as the finder's fee in connection with the sale of the Bridge Note. Each of these warrants entitles its holder to purchase one share of Common Stock at any time prior to July 25, 2008 at a purchase price of $0.28 per share. The issuance of these warrants was effective July 26, 2003.

         On October 2, 2003, we granted, under our 2002 Equity Incentive Plan, an employee an option to purchase 25,000 shares of Common Stock at any time prior to October 2, 2008 at a purchase price of $0.30 per share.

         We sold and issued to a total of eighteen accredited investors, in a private placement completed in December 2003, 10% Senior Subordinated Secured Convertible Promissory Notes in the aggregate principal amount of $845,000. These notes were sold at their face value. Each of these 10% notes, which has a maturity date of December 5, 2006, is convertible, at the option of its holder, into our common stock at any time prior to December 4, 2005 at the conversion rate (subject to adjustment) of one share of common stock for every $0.71 of principal and accrued interest converted and at any time from December 5, 2005 through the maturity date at the conversion rate (subject to adjustment) of one share of common stock for every $1.25 of principal and accrued interest converted. Each 10% note is subject to automatic conversion, at the then applicable conversion rate, if, (a) for any twenty consecutive trading days, (i) the market price of our common stock equals or exceeds $3.00 and (ii) the trading volume for our common stock equals or exceeds 50,000 shares, and (b) the conversion shares are either (i) subject to an effective registration statement under the Securities Act of 1933 or (ii) available for resale pursuant to Rule 144 promulgated under the Securities Act.

         We issued to Strasbourger, a registered broker-dealer, a total of 264,063 warrants to purchase our common stock in connection with the sale and issuance of the 10% Notes. Strasbourger acted as placement agent for the issuance and sale of our 10% Notes in a private placement completed in December 2003. Strasbourger also received a commission of $86,500 and a non-accountable expense allowance of $18,400 as compensation for its services as the placement agent for the private placement of the 10% Notes. Each of these warrants entitles its holder to purchase one share of our common stock at a purchase price of $0.28 per share at any time on or prior to December 4, 2006.

         In May 2004, we issued, to a single individual, three-year warrants to purchase 70,000 shares of our common stock, exercisable at $0.71 per share, in connection with such individual's loan to us in the principal amount of $125,000. The exercise price was changed to $0.45 in August 2005.

         In August 2004, we issued, to a single individual, three-year warrants to purchase 105,000 shares of our common stock, exercisable at $0.45 per share, in connection with such individual's loan to us in the principal amount of $125,000.

         In October 2004, we issued, to three accredited investors, an aggregate of 1,000,000 shares of our common stock for the total consideration of $200,000.

         In October 2004, the Company entered into two separate consulting agreements pursuant to which the Company agreed to issue to the consultants an aggregate of 1.5 million shares of Company common stock in consideration for the consultants' agreements to provide specified services. The Company had issued an aggregate of 800,000 shares to the consultants, as of November 17, 2004.

         In November 2004, we issued 854,702 shares of common stock to Fusion Capital II, LLC, pursuant to a common stock purchase agreement.

         In January 2005, we issued 2,936,890 shares of our common stock to seventeen accredited investors, upon conversion of the 10% Senior Subordinated Secured Convertible Promissory Notes, which had a maturity date of December 5, 2006.

         In February 2005, we completed a private placement in which we sold and issued to a total of twelve accredited investors in a private placement 10% Convertible Promissory Notes in the aggregate principal amount of $375,000. These notes were sold at their face value. Each of these 10% notes, which has a maturity date of January 21, 2006, is convertible, at the option of its holder, into our common stock at any time prior to the maturity date at the conversion rate (subject to adjustment) of one share of common stock for every $0.71 of principal and accrued interest converted. The noteholders also received three-year warrants to purchase an aggregate of 125,000 shares of our common stock, exercisable at $0.71 per share.

         * All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Walker Financial or executive officers of Walker Financial, and transfer was restricted by Walker Financial Corporation in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

         Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

         The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Walker Financial Corporation, a Delaware corporation.

Exhibit No.       Description

3.1. Amended and Restated Certificate of Incorporation (incorporated by reference to exhibit 3.1 to the Company's Annual Report on Form 10-KSB for the year ended December 31,
                  2002).

3.2 By-Laws of Walker Color, Inc. (incorporated herein by reference to exhibit 3(b) to the Company's Registration Statement on Form S-1 (File No.: 2-3000002).

5.1 Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith).

10.1 Employment Agreement, dated as of March 19, 2002, among Walker International, Inc., Kelly Color, Inc. and Peter Walker (incorporated herein by reference to Form 8-K dated April 3, 2002).

10.2 Employment Agreement, dated as of March 19, 2002, between Walker International Industries, Inc., National Preplanning, Inc. and Mitchell Segal (incorporated herein by reference to Form 8-K dated April 3, 2002).

23.1              Consent of Marcum & Kliegman (filed herewith).

23.2              Consent of legal counsel (see Exhibit 5.1).

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); o (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Garden City, State of New York, on February 11, 2005.

                          WALKER FINANCIAL CORPORATION

By: /s/ MITCHELL S. SEGAL
    ---------------------------------------
    Mitchell S. Segal, Chief Executive Officer, Chief Financial
    Officer, Principal Executive Officer, Principal Financial
    Officer, Principal Accounting Officer and Director

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                   TITLE                                       DATE
---------                                   -----                                       ----
/s/ MITCHELL S. SEGAL                       Chief Executive Officer, Chief              February 11, 2005
--------------------------------            Financial Officer and Director
    Mitchell S. Segal

/s/ PETER WALKER                            Secretary and Director                      February 11, 2005
----------------
Peter Walker

                                            Chairman of the Board of Directors
--------------------------------
James M. Lucas, Sr.